UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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TAYLOR MORRISON HOME CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TaylorMorrison

Annual Meeting of Stockholders

2021

COMMUNITIES FOR
HOW LIFE PROGRESSES

Altaira High Point | Denver, CO

Scottsdale, Arizona

April 16, 2021

Dear Stockholders:

You are cordially invited to attend the Taylor Morrison Home Corporation 2021 Annual Meeting of Stockholders on Wednesday, May 26, 2021 at 8:00 a.m. PT. The 2021 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/TMHC2021. To participate in the meeting, you must have your 16-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the 2021 Annual Meeting in person.

Our board of directors has fixed the close of business on March 30, 2021 as the record date for determining those holders of our common stock entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of the directors named in this Proxy Statement to serve until the 2022 Annual Meeting of Stockholders (Proposal 1), an advisory vote to approve the compensation of our named executive officers (Proposal 2) and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3).

Our board of directors recommends that you vote “FOR” the director nominees named in this Proxy Statement and “FOR” each of Proposals 2 and 3. Each proposal is described in more detail in this Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction form, as applicable.

Sincerely,

Sheryl D. Palmer

Chairman of the Board of Directors, President and Chief Executive Officer

TAYLOR MORRISON HOME CORPORATION

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

Notice of Annual Meeting of Stockholders

To be Held on May 26, 2021

The 2021 Annual Meeting of Stockholders of Taylor Morrison Home Corporation (the “Annual Meeting”) will be held on Wednesday, May 26, 2021 at 8:00 a.m. PT. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TMHC2021. You will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

1.	To elect the directors named in this Proxy Statement and nominated by our board of directors to serve until the 2022 Annual Meeting of Stockholders;

2.	To conduct an advisory vote to approve the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only holders of record of our common stock at the close of business on March 30, 2021 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of these stockholders will be open for examination by any stockholder electronically during the 2021 Annual Meeting at www.virtualshareholdermeeting.com/TMHC2021 when you enter your 16-digit control number.

This Notice of Annual Meeting of Stockholders and Proxy Statement are first being distributed or made available, as the case may be, on or about April 16, 2021.

By order of the board of directors,

Darrell C. Sherman Executive Vice President, Chief Legal Officer and Secretary

Scottsdale, Arizona

April 16, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2021

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT: WWW.PROXYVOTE.COM

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PROXY STATEMENT SUMMARY

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the Proxy Statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, May 26, 2021
Time:	8:00 a.m. PT
Virtual Meeting:	This year’s meeting is a virtual stockholders meeting at www.virtualshareholdermeeting.com/TMHC2021.
Record Date:	March 30, 2021
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote per share.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of the director nominees named herein	For	7
Advisory vote on the compensation of our named executive officers	For	53
Ratification of the appointment of our independent auditor for fiscal 2021	For	54

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
If you received printed proxy materials, sign, date and return your proxy card or voting instruction form, as applicable, in the prepaid enclosed envelope to vote BY MAIL

You may also vote ONLINE during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/TMHC2021 and following the instructions. You will need the Control Number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote prior to the meeting via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 25, 2021. Stockholders may revoke their proxies at the times and in the manner described on page 4 of this Proxy Statement.

You will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, your proxy card or the instructions that accompanied your proxy materials to join the Annual Meeting and to vote during the Annual Meeting.

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GENERAL INFORMATION

TAYLOR MORRISON HOME CORPORATION

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

Proxy Statement

For the 2021 Annual Meeting of Stockholders

General Information Concerning Proxies and Voting at the Annual Meeting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Taylor Morrison Home Corporation (the “Company,” “TMHC,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2021 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission (“SEC”), on or about April 16, 2021, we sent a Notice of Internet Availability of Proxy Materials (the “Notice) (or, upon your request, will deliver printed versions of these proxy materials) and made available our proxy materials over the Internet to the holders of our common stock as of the close of business on March 30, 2021 (the “Record Date”).

Why is the Annual Meeting being webcast online?

Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders and other participants at the Annual Meeting, this year the Annual Meeting will be a virtual meeting of stockholders held via a live audio webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Stockholders will be able to present questions online during the meeting through www.virtualshareholdermeeting.com/TMHC2021, providing our stockholders with the opportunity for meaningful engagement with the Company.

How do I participate in the virtual meeting?

Our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live audio webcast. No physical in-person meeting will be held.

To participate in the meeting, you must have your 16-digit control number that is shown on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/TMHC2021. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Should you require technical assistance, support will be available by dialing 1-800-586-1548 (US) or 1-303-562-9288 (international) during the meeting; these telephone numbers will also be displayed on the meeting webpage.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, corporate governance, the compensation of current directors and certain executive officers for the year ended December 31, 2020, and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 128,731,939 shares of our common stock outstanding and entitled to vote.

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GENERAL INFORMATION

How many votes do I have?

On any matter that is submitted to a vote of our stockholders, holders are entitled to one vote per share of common stock held by them on the Record Date. Holders of our common stock are not entitled to cumulative voting in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name.

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote prior to the meeting over the Internet, by telephone or by filling out and returning a proxy card by mail to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

Shares held in your name as the stockholder of record or beneficially in street name may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/TMHC2021 during the meeting. You will need the 16-digit control number included on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials in order to be able to enter the meeting and to vote online during the meeting.

Even if you plan to participate in the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to participate in the online meeting.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of the directors named in this Proxy Statement and nominated by our board of directors to serve until our annual meeting of stockholders to be held in 2022;

2.	An advisory vote to approve the compensation of our named executive officers; and

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

We will also consider any other business that may properly come before the Annual Meeting. At the date of this Proxy Statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above.

How do I vote?

Vote by Internet

Stockholders of record may submit proxies over the Internet by following the instructions on the Notice or, if you requested printed copies of the proxy materials, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their banks, brokers or other nominees. Please check your voting instruction form for Internet voting availability.

2 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

GENERAL INFORMATION

Vote by Telephone

Stockholders of record may submit proxies by telephone or mobile device by dialing (800) 690-6903 and following the recorded instructions. You will need the 16-digit number included on your Notice or, if you requested printed copies of the proxy materials, the instructions printed on the proxy card in order to vote by telephone. Most beneficial owners may vote using any telephone or mobile device from within the United States by calling the number specified on the voting instruction forms provided by their banks, brokers or other nominees.

Vote by Mail

Stockholders of record may submit proxies by mail by requesting a printed proxy card and completing, signing and dating the printed proxy card and mailing it in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their banks, brokers or other nominees and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are “broker non-votes”?” regarding whether your bank, broker or other nominee may vote your uninstructed shares on a particular proposal.

Vote Online at the Annual Meeting

All stockholders as of the close of business on the Record Date can vote online at the Annual Meeting. You may vote and submit questions while attending the meeting online via live audio webcast. Shares held in your name as the stockholder of record or beneficially in street name may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/TMHC2021 during the meeting. You will need the 16-digit control number included on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials in order to be able to vote and enter the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend.

Will I be able to participate in the virtual meeting on the same basis as I would be able to participate in a live meeting?

The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our stockholders from any place in the world at little to no cost. We believe that holding the Annual Meeting online will help support the health and well-being of our stockholders and other participants at the Annual Meeting as we navigate the public health impact of the COVID-19 outbreak.

We designed the format of the virtual meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. In order to ensure such an experience, we will provide stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder and will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment issues, are not pertinent to meeting matters and therefore will not be answered.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, it means that your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.

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GENERAL INFORMATION

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice stating that the proxy is revoked, bearing a date later than the proxy, to Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attn: Chief Legal Officer and Secretary, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting online. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials or proxy card to submit a new proxy via the Internet or by telephone. Stockholders of record may also request a new proxy card by calling 1-800-579-1639. If you are a beneficial stockholder, you may revoke your proxy or change your vote by following the separate instructions provided by your bank, broker or other nominee. To change your vote or revoke your proxy during the Annual Meeting, you must have your 16-Digit Control Number that is shown on your Notice or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. A quorum will be present if at least a majority of the voting power of our outstanding common stock entitled to vote at the meeting is present in person or represented by proxy. Your shares will be counted towards the quorum if you vote by mail, by telephone or through the Internet either before or during the Annual Meeting. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.

If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn, as discussed above under the heading “What can I do if I change my mind after I vote?”

What are “broker non-votes”?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given only with respect to “routine” items. If your shares are held by a bank, broker or other nominee on your behalf and you do not instruct the bank, broker or other nominee as to how to vote your shares on Proposals 1 or 2, the bank, broker or other nominee may not exercise discretion to vote on those proposals because these proposals are considered “non-routine” by the New York Stock Exchange (“NYSE”). With respect to Proposal 3 regarding the ratification of the appointment of our independent registered public accounting firm, the bank, broker or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instructions.

4 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

GENERAL INFORMATION

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

The table below summarizes the vote required to approve each proposal described in this Proxy Statement, how votes are counted and how our board of directors recommends you vote:

	Vote Required	Voting Options(1)	Board Recommendation	Broker Discretionary Voting Allowed	Impact of Broker Non-Vote	Impact of Withhold/Abstain Vote
Proposal 1: Election of directors	Greatest number of affirmative votes cast	“FOR” “WITHHOLD”	“FOR”	NO	NONE	NONE
Proposal 2: Advisory vote to approve the compensation of our named executive officers	Affirmative vote of a majority of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter	“FOR” “AGAINST” “ABSTAIN”	“FOR”	NO	NONE	“AGAINST”
Proposal 3: Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	Affirmative vote of a majority of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter	“FOR” “AGAINST” “ABSTAIN”	“FOR”	YES(2)	N/A	“AGAINST”

(1)

If you are a stockholder of record and just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the director nominees listed herein and on the other proposals as recommended by our board of directors and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

(2)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. Therefore, there will be no broker non-votes.

Who will count the votes?

Representatives of the Company will act as inspectors of election. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, by electronic communications, including by email, by letter, by facsimile, in person or otherwise. We will request banks, brokers or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the banks, brokers and other nominees, we will reimburse such holders for their reasonable expenses. We will also bear the cost of retaining any proxy solicitation firm, should we choose to retain one. We would expect the expenses associated with retaining any such proxy solicitation firm not to exceed $50,000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice to each of our stockholders (other than those who have previously requested a printed copy of proxy materials) who held our common stock as of the Record Date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or proxy card (or, for beneficial holders, the voting instruction form) and request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found

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GENERAL INFORMATION

in the Notice and in the proxy card (or, for beneficial holders, in the voting instruction form). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the costs and environmental impact of the Annual Meeting.

When will we announce the results of the voting?

We expect to announce the final voting results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If the final voting results are unavailable at that time, we will file a Current Report on Form 8-K announcing the preliminary results, followed by an amended Current Report on Form 8-K within four business days of the day the final results are available.

6 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Board Composition

Our board of directors currently consists of nine members, eight of whom our board of directors has affirmatively determined to be independent under the NYSE listing standards and our corporate governance documents.

At our 2018 Annual Meeting, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to provide for the phased-in declassification of our board of directors. As a result, the entire board of directors will be elected on an annual basis beginning with the 2021 Annual Meeting.

For more information on the current composition of our board of directors, see “Corporate Governance—Information About Our Board of Directors—Process for Identifying and Nominating Directors” and “Corporate Governance—Board Structure and Operations—Composition of Our Board of Directors.”

Upon the recommendation of our nominating and governance committee, our board of directors has nominated Senator Flake, Messrs. Hunt, Lane, Lyon and Merritt, and Mses. Mariucci, Owen, Palmer and Warren for election as members of our board of directors. Each of our director nominees currently serves as a director and, if elected at the Annual Meeting, will serve as a director until our annual meeting of stockholders to be held in 2022 and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Each of our director nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. If a nominee becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that the nominees identified in this Proxy Statement will be unable or unwilling to serve as a director if elected.

Directors for Election to a One-Year Term Expiring at the 2022 Annual Meeting of Stockholders

JEFFRY L. FLAKE AGE 58

Senator Flake has served as a director since February 2019. Senator Flake most recently served as a U.S. Senator representing Arizona from 2013 to 2019 and, prior to that, as a member of the U.S. House of Representatives from 2001 to 2013. During his time in the U.S. Senate, Senator Flake served on the Committees on Energy and Natural Resources, Foreign Relations and Judiciary. As a member of the House of Representatives, he served on the Appropriations, Natural Resources, Judiciary and Foreign Relations Committees. Senator Flake is a New York Times best-selling author and a frequent commentator on public policy. Senator Flake serves as a contributor to CNN. He was a Resident Fellow at the Kennedy School of Government at Harvard University and a visiting fellow at Arizona State University and Brigham Young University. Senator Flake holds a bachelor’s degree in international relations and a master’s degree in political science from Brigham Young University.

Senator Flake provides the Company with in-depth knowledge in the areas of public policy and governmental matters from his experience as a U.S. Senator and a member of the U.S. House of Representatives, which make him well qualified to serve on our board of directors.

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PROPOSAL 1: ELECTION OF DIRECTORS

GARY H. HUNT AGE 72

Gary H. Hunt has served as a director since February 2020. As a founding partner in 2001 and now the Vice Chairman of California Strategies, LLC, a full-service public affairs consulting firm. Mr. Hunt serves as a senior advisor to some of the largest master-planned community and real estate developers in the Western United States. Mr. Hunt also works or has worked with major national financial institutions and regional banks to manage projects through the real estate macro-economic restructuring and re-entitlement period. Previously, he was with The Irvine Company, one of the nation’s largest master planning and land development organizations, for 25 years, serving for ten years as its Executive Vice President and as a member of its Board of Directors and Executive Committee. Mr. Hunt led the company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities. Since May 2016, Mr. Hunt has served on the board of Five Point Holdings, LLC, a publicly traded company, and was a member of the board and lead independent director of William Lyon Homes from October 2005 until our acquisition of William Lyon Homes in February 2020. In addition, Mr. Hunt serves on the boards of several private companies including Glenair Corporation, University of California, Irvine Foundation and Psomas Engineering Company. He formerly was Chairman of the Board of CT Realty and lead independent director of Grubb & Ellis Corporation, where he also served as interim President and CEO for a period of sixteen months.

Mr. Hunt brings extensive experience in the real estate industry and provides the board with additional insight on strategic, corporate governance and political matters, which make him well qualified to serve on our board of directors.

PETER LANE AGE 56

Mr. Lane has served as a director since June 2012 and as lead independent director since May 2017. Mr. Lane served as Chief Executive Officer of AXIP Energy Services, LP (formerly known as Valerus Compression Services, “AXIP”), an oilfield services company headquartered in Houston, Texas from 2010 to 2016. Prior to joining AXIP, Mr. Lane was an Operating Partner at TPG Global, LLC (“TPG”) from 2009 to 2011. Before TPG, Mr. Lane spent 12 years at Bain & Company (“Bain”), a global consulting firm, where he led the Dallas and Mexico City offices, as well as its oil and gas practice. He became a Partner at Bain in 2003. Mr. Lane currently serves on the board of directors of AXIP, The Bayou Companies, Rockall Energy and Goosehead Insurance, Inc. Mr. Lane holds a B.S. in physics from the University of Birmingham in the United Kingdom and an M.B.A. from the Wharton School at the University of Pennsylvania.

Mr. Lane brings extensive experience in business operations, finance and corporate governance to our board of directors. For these reasons, we believe he is well qualified to serve on our board of directors.

WILLIAM H. LYON AGE 47

William H. Lyon has served as a director since February 2020. Previously, he was the Executive Chairman and Chairman of the Board of William Lyon Homes from March 2016 until our acquisition of William Lyon Homes in February 2020. He also served as Chief Executive Officer of William Lyon Homes from March 2013 through July 2015, and as Co-Chief Executive Officer and Vice Chairman of the Board from July 2015 to March 2016. Since joining William Lyon Homes’ predecessor company in November 1997 as an assistant project manager, Mr. Lyon served in various capacities during his time with the company, including as a Project Manager, the Director of Corporate Development, the Director of Corporate Affairs, Vice President and Chief Administrative Officer, Executive Vice President and Chief Administrative Officer, and President and Chief Operating Officer. Mr. Lyon also actively served as the President of William Lyon Financial Services from June 2008 to April 2009, and was appointed to the William Lyon Homes board of directors in 2000. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California and Pretend City Children’s Museum in Irvine, CA and an honorary Board member of The Bowers Museum in Santa Ana, CA. Mr. Lyon holds a dual B.S. in Industrial Engineering and Product Design from Stanford University.

Mr. Lyon brings to our Board significant executive and real estate development and homebuilding industry experience, which make him well qualified to serve on our board of directors.

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PROPOSAL 1: ELECTION OF DIRECTORS

ANNE L. MARIUCCI AGE 63

Ms. Mariucci has served as a director since March 2014. Ms. Mariucci has over 30 years of experience in homebuilding and real estate. Prior to 2003, Ms. Mariucci held a number of executive senior management roles with Del Webb Corporation and was responsible for its large-scale community development and homebuilding business. She also served as President of Del Webb Corporation following its merger with Pulte Homes, Inc. She presently serves as a director of the following publicly traded companies: CoreCivic, Inc., Southwest Gas and Berry Petroleum. She also serves on the board of Banner Health, a national nonprofit health care provider. Since 2003, she has been affiliated with the private equity firms Hawkeye Partners, serving as a member of the Board of Advisors, and Glencoe Capital. She is a past director of the Arizona State Retirement System, Action Performance Companies, the Arizona Board of Regents (where she was its past Chairman) and the University of Arizona Health Network, as well as a past Trustee of the Urban Land Institute. She currently serves on the Board of Arizona State University Enterprise Partners, the parent organization of five ASU-affiliate companies. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business.

Ms. Mariucci brings extensive experience in real estate, homebuilding and corporate governance. For these reasons, we believe she is well qualified to serve on our board of directors.

DAVID C. MERRITT AGE 66

Mr. Merritt has served as a director since June 2013. From March 2009 through December 2013, he was the president of BC Partners, Inc., a financial advisory firm. Mr. Merritt is a director of Charter Communications, Inc., a publicly traded company, and currently serves as Chairman of its audit committee. Mr. Merritt previously served on the board of directors of Calpine Corporation. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG, serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University—Northridge.

As a seasoned director and audit committee chair with extensive accounting, financial reporting and audit committee experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to the Company’s board of directors.

ANDREA (ANDI) OWEN AGE 55

Ms. Owen has served as a director since July 2018. Since August 2018, she has served as the Chief Executive Officer and member of the Board of Directors for Herman Miller, Inc., a globally recognized design and innovation company. Herman Miller provides furnishings and related technologies and services to solve problems for people wherever they live, work, learn, heal and play. As CEO, Andi is overseeing Herman Miller’s aggressive growth strategy to reach untapped market potential around the world while leading the company’s worldwide operations. Prior to joining Herman Miller, Ms. Owen served in various executive roles at The Gap Inc. for 25 years, most recently as the Global President, Banana Republic from 2014 to 2017 and as the Executive Vice President/General Manager of Gap Global Outlet from 2010 to 2014. Andi is passionate about using design thinking to solve complex problems, leveraging innovation to improve people’s lives, and using business as a force for good. She is often asked to express her views on diversity, equity, and inclusion; sustainability; the future of the workplace and distributed work models. Andi holds a Bachelor of Arts degree from the College of William and Mary and completed Harvard Business School’s Advanced Management Program. She also completed Harvard’s intensive, first-of-its-kind course, Women on Boards: Succeeding as a Corporate Director. Andi is a member of the Board of Directors of The National Association of Manufacturers, member of the Board of Directors for Susan G. Koeman and Chairperson of the Board of Directors of HAY ApS. She is also active in the community, serving as a member of the BIFMA Board, The Right Place, Inc., Business Leaders for Michigan, and the Herman Miller Foundation.

Ms. Owen brings extensive experience in consumer products businesses, marketing and executive leadership, which make her well qualified to serve on our board of directors.

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PROPOSAL 1: ELECTION OF DIRECTORS

SHERYL D. PALMER AGE 59

Ms. Palmer became our predecessor company’s President and Chief Executive Officer and a member of its board of directors in August 2007 after previously serving as Executive Vice President for the West Region of Morrison Homes. She has also served as our Chairman of the board since May 2017. Her previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation and Division President at Blackhawk Corp. Ms. Palmer brings over 30 years of cross-functional building experience to her position, including leadership in land acquisition, sales and marketing, development and operations management. In addition to her employment with the Company, Ms. Palmer currently serves as a member of the board of directors and the audit and compensation committees of Interface, Inc., a leading publicly traded global manufacturer of modular carpet, as a member of the board of directors and executive committee of HomeAid America, a national non-profit that works with the local building industry to build and renovate multi-unit shelters for homeless families, Chairman of the Board of Directors for Building Talent Foundation, and the Executive Committee of the Joint Center for Housing Studies at Harvard University.

We believe Ms. Palmer’s over 30 years of industry experience make her a valuable member of our board of directors. In addition, as our President and Chief Executive Officer, it is appropriate for her to be a member of our board.

DENISE F. WARREN AGE 57

Ms. Warren has served as a director since July 2018. Since June 2016, she has served as the Chief Executive Officer of Netlyst, LLC, a consulting and advisory firm that focuses on digital business growth and scaling consumer and business-to-business recurring revenue streams. From June 2015 to March 2016, she served as the Tribune Publishing Company’s President of Digital and Chief Executive Officer of East Coast Publishing and Executive Vice President of Tribune Publishing Company. In her 26 years with The New York Times Company, she served in various executive leadership positions including Executive Vice President, Digital Products and Services, General Manager of NYTimes.com and Senior Vice President and Chief Advertising Officer. Ms. Warren formerly served as a director, a member of the audit committee and chair of the nominating and governance committee of Monotype Imaging Holdings Inc., a publicly traded provider of design assets, technology and expertise, and as a director and member of the audit committee of Electronic Arts Inc., a publicly traded digital interactive entertainment company. Ms. Warren also currently serves on the board of directors of Naviga, a Vista Equity Partners privately backed software technology company. Ms. Warren holds a B.S. in management from Tulane University and an M.B.A. in communications and media management from Fordham University.

We believe Ms. Warren’s long experience in digital marketing, business operations and corporate governance make her well qualified to serve on our board of directors.

In the vote on the election of the director nominees, stockholders may:

•	vote FOR the nominee; or

•	WITHHOLD votes for the nominee.

Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the board of directors’ nominees. The nine director nominees receiving the greatest number of votes cast at the Annual Meeting, even if less than a majority, will be elected. Proxies marked “withhold” and broker non-votes will have no effect on the outcome of this proposal. If a nominee ceases to be a candidate for election by the time of the Annual Meeting (a contingency that the board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of our board of directors.

The Board of Directors Recommends a Vote “FOR” the Above-Named Director Nominees.

10 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability and responsibility and create a culture of honesty and integrity at our company. Our Corporate Governance Guidelines, Code of Conduct and Ethics, various other governance-related information and board committee charters are available on the Investor Relations page of our corporate website at www.taylormorrison.com under the category “Corporate Governance.”

Our board of directors consists of a majority of independent directors, and all of our standing committees are fully independent.

Information About Our Board of Directors

Director Independence

Our board of directors consults with our legal counsel to ensure that the board’s independence determinations are consistent with relevant securities and other laws and regulations regarding director independence. To assist in the board’s independence determinations, each director completes materials designed to identify any relationships that could affect the director’s independence. In addition, through discussions among our directors, an analysis of independence is undertaken by the nominating and governance committee, and an affirmative determination is made by the board of directors. The board of directors has determined that Mses. Mariucci, Owen and Warren, Senator Flake and Messrs. Hunt, Lane, Lyon and Merritt are “independent,” as such term is defined by the applicable rules and regulations of the NYSE. Additionally, each of these directors meets the categorical standards for independence established by our board of directors, as set forth in our Corporate Governance Guidelines.

Director Qualifications

The board of directors has delegated to the nominating and governance committee the responsibility of reviewing and recommending nominees for membership of the board of directors. Although we have no formal policy addressing diversity, the nominating and governance committee seeks candidates from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. When considering the addition of new board members or filling vacancies, the nominating and governance committee will strive for the inclusion of diverse groups, including, where appropriate, diversity of age, gender, race, ethnicity, professional experience, knowledge, and viewpoints. The assessment of these candidates includes, among other factors, an individual’s independence, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations, our Corporate Governance Guidelines and input from legal counsel, if necessary, as well as consideration of age, skills, character and experience, and a policy of promoting diversity, in the context of the needs of the Company. Other characteristics, including, but not limited to, the director nominee’s material relationships with us, time availability, service on other boards of directors and their committees or any other characteristics which may prove relevant at any given time, are also reviewed by the nominating and governance committee for purposes of determining a director nominee’s qualification.

In the case of incumbent directors whose terms of office are set to expire, the nominating and governance committee reviews such directors’ overall service to our Company during their respective term, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair such directors’ independence. In addition, pursuant to our Corporate Governance Guidelines, no person shall be nominated by the board of directors to serve as a director after he or she has passed his or her 72nd birthday, unless the nominating and governance committee has voted to waive the mandatory retirement age for such director at the time of nomination. Consistent with our Corporate Governance Guidelines, the nominating and governance committee has determined to waive the mandatory retirement age with respect to Mr. Hunt, who has reached the age of 72, in connection with his nomination in light of our recent acquisition of William Lyon Homes and Mr. Hunt’s deep expertise in land acquisition strategies.

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CORPORATE GOVERNANCE

Process for Identifying and Nominating Directors

Nominees for our board of directors are recommended by the nominating and governance committee, which may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and governance committee through current board members, management, professional search firms, stockholders or other persons. The nominating and governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation.

The nominating and governance committee will consider nominees proposed by our stockholders in accordance with the provisions contained in our amended and restated by-laws (our “By-laws”). Each notice of nomination submitted in this manner must contain the information specified in our By-laws, including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, or if no annual meeting of stockholders was held in the preceding year, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (1) the 90th day prior to the annual meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the annual meeting of stockholders, either by mail or other public disclosure.

The foregoing description of the advance notice provisions of our By-laws is a summary and is qualified in its entirety by reference to the full text of our By-laws. Accordingly, we advise you to review our By-laws for additional stipulations relating to the process for nominating directors, including advance notice of director nominations and stockholder proposals. See also “Additional Information—Submission of Stockholder Proposals at Next Year’s Annual Meeting.”

Board Tenure and Diversity

Consistent with the Company’s Corporate Governance Guidelines, the nominating and governance committee seeks director candidates from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise. While the Board has not adopted a formal policy with respect to the consideration of diversity in identifying director nominees, the nominating and governance committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. In furtherance of the Board’s active role in Board succession planning, the Board has appointed five new directors since 2018.

The composition of our Board reflects those efforts and the importance of diversity to the Board. Of our nine directors:

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CORPORATE GOVERNANCE

Board Structure and Operations

Composition of Our Board of Directors

In accordance with our Certificate of Incorporation and By-laws, the number of directors on our board is determined from time to time by our board of directors and is currently a nine-member board. Each director elected or appointed to the board will hold office for a term expiring at the annual meeting of stockholders following his or her election or appointment and until his or her successor has been duly elected and qualified, or until his or her earlier death, disqualification, resignation or removal. Subject to the special rights of the holders of one or more series of preferred stock, vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Board Leadership Structure

Our board of directors does not currently have a policy as to whether the role of Chairman of our board of directors and the Chief Executive Officer should be separate. Our board of directors believes that the Company and its stockholders are best served by maintaining the flexibility to determine whether the Chairman and Chief Executive Officer positions should be separated or combined at a given point in time in order to provide appropriate leadership for us at that time. In addition, our Corporate Governance Guidelines provide that, in order to maintain the independent integrity of our board of directors, if the Chairman of the board is not an independent director, the board of directors may appoint an independent director as lead director.

The board of directors understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, our board of directors, with the assistance of the nominating and governance committee, assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders. The board has determined that, at this time, it is in our and our stockholders’ best interests that our President and Chief Executive Officer serve as Chairman and that Peter Lane serve as our lead independent director with such role and responsibilities as set forth our Corporate Governance Guidelines, including presiding at all meetings at which the Chairman of the board is not present, as well as at all executive sessions of the independent directors.

The board of directors believes that Ms. Palmer’s dual role is appropriate, given her extensive industry experience, as well as the depth and breadth of her institutional knowledge of the Company’s business, having served at length in a leadership position at the Company and on our board of directors. The board of directors further believes that this combined role of Chairman and Chief Executive Officer, counterbalanced by a lead independent director, is most suitable for us at this time and is in the best interest of our stockholders because it provides the optimal balance between independent oversight of management and unified leadership (i.e., the appropriate balance of authority between those persons charged with overseeing the Company and those who manage it on a day-to-day basis), promotes the development and execution of our strategy and facilitates the flow of information between management and the board of directors, which are essential to effective corporate governance.

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CORPORATE GOVERNANCE

Board’s Role in Risk Oversight

Our board of directors exercises oversight of risk management consistent with its duties to the Company and its subsidiaries.

The audit committee is responsible for discussing with management our major financial, credit, liquidity and other risk exposures, as well as our risk assessment and risk management policies. The audit committee works directly with members of senior management and our internal audit staff to review and assess our risk management initiatives, including our compliance programs and cybersecurity initiatives, and reports as appropriate to the board. In addition, the audit committee meets as appropriate (1) as a committee to discuss our risk management guidelines and policies and risk exposures and (2) with our independent auditors to review our internal control environment and other risk exposures.

The compensation committee oversees the management of risks relating to our executive compensation programs and employee benefit plans. In the fulfillment of its duties, the compensation committee reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to the board.

The board of directors as a whole also engages in the oversight of risk in various ways.

•

During the course of each year, the board of directors reviews the structure and operation of various departments and functions of our company, including its risk management and internal audit functions. In these reviews, the board of directors discusses with management the risks affecting those departments and functions and management’s approaches to mitigating those risks.

•	The board of directors reviews and approves each year’s management operating plan. These reviews cover risks that could affect the management operating plan and measures to cope with those risks.

•

In its review and approval of our annual reports on Form 10-K, the board of directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the document. The audit committee updates this review quarterly in connection with the preparation of our quarterly reports on Form 10-Q.

•

Management must obtain the approval of the board of directors before proceeding with any land acquisition above a pre-established threshold. When the board of directors reviews particular transactions and initiatives that require board approval, or that otherwise merit the board of directors’ involvement, the board of directors generally includes related risk analysis and mitigation plans among the matters addressed with management.

In addition to the foregoing, the Company has an enterprise risk management (“ERM”) committee. The ERM committee consists of members of our management team who work with other key members of management to identify, monitor and evaluate the Company’s risks and develop an approach to address and mitigate each identified risk. Each quarter, and more frequently, if necessary, the ERM committee reports its findings and recommendations to the audit committee, which then reports to the board of directors.

As part of its risk oversight regarding cybersecurity, the ERM committee works with the Company’s Chief Information Officer and the Company’s Cyber-Risk Management Subcommittee (composed of the heads of the Company’s information technology, internal audit and risk management groups) to review on a quarterly basis, or more frequently as necessary, any cyber incidents and the results from the Company’s security self-audits. This cybersecurity evaluation forms a part of the ERM committee’s quarterly reports to the audit committee and the audit committee’s quarterly reports to the board of directors. Our board of directors also receives on an annual basis, or more frequently as necessary, a report from the Company’s Chief Information Officer and/or the Vice President of Information Technology regarding cyber risk matters affecting the Company.

The day-to-day identification and management of risk is the responsibility of our management. As market conditions, industry practices, regulatory requirements and the demands of our business evolve, management and the board of directors intend to respond with appropriate adaptations to risk management and oversight.

Response to COVID-19

Transparent and honest communication has always been at the cornerstone of our business philosophy. Throughout the COVID-19 crisis, we have drawn upon our ability to communicate candidly and rapidly—along with our robust ERM processes—to ensure that our team members, customers and trades are kept healthy and safe while ensuring operational continuity and stewardship of our business.

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CORPORATE GOVERNANCE

Upon the onset of the COVID-19 pandemic, our leadership team created a COVID-19 Task Force to help facilitate the Company’s response to the pandemic. In close communication and coordination with our Board, our response efforts have been led by our CEO, members of our ERM committee and the COVID-19 Task Force, with assistance from a senior outside healthcare consultant.

We have taken and will continue to take proactive and preventive measures to help minimize risk of COVID-19 in our communities—both inside and outside of the organization. During the onset of the pandemic, the task force held daily meetings to adjust our response, informed by the latest recommendations from the Centers for Disease Control and Prevention (CDC) as well as state and local governments. The task force continues to meet regularly to discuss, among other things, recent infection and related trends and the latest CDC guidance. The task force determines the appropriate protocols and procedures to maintain health and safety within the organization and with our customers and trade partners.

Early in the unfolding of the crisis, we applied our emergency protocols focused on the safety of our team members, customers and communities. We are providing additional paid time off to any team member who tests positive for COVID-19 and our protocols address everything from personal safety precautions, resident and homeowner association safety, travel restrictions, work-from-home policies, sales and marketing procedures, warranty and customer service communications, field construction site operations and information technology and cybersecurity.

To help our team members stay apprised of the latest information, we shared communication resources for our team members to connect and ask questions about our response to the current situation through our hotline, corporate email addresses and a dedicated internal webpage. In addition to routine CEO communications directly to our team members, we have instituted company-wide Huddles, led by our CEO, to address the actions we are taking to mitigate COVID-19’s impact on our team members and business.

Meetings of our Board of Directors

Our board of directors and its committees meet periodically during the year, hold special meetings as needed and act by written consent from time to time as deemed appropriate. During 2020, our board of directors met six times.

During 2020, no incumbent director attended fewer than 75% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees of the board of directors on which such director served.

Each of our directors is encouraged, but is not required, to attend our annual meetings of stockholders. All of our then serving directors attended our 2020 annual meeting of stockholders.

Executive Sessions of our Board of Directors

Generally, an executive session of the independent directors is held in conjunction with each regularly scheduled board meeting and at other times as deemed appropriate. Our lead independent director presides over such executive sessions.

Committees of Our Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Each of the standing committees operates pursuant to a written charter, which is available on our corporate website at www.taylormorrison.com on the Investor Relations page under the category “Corporate Governance.” The following is a brief description of our committees, including their membership and responsibilities.

Audit Committee

Our audit committee assists the board in fulfilling its responsibilities by overseeing, among other things, (1) the integrity of financial information and other information provided to stockholders, investors and others; (2) the performance of our internal audit function and systems of internal controls; (3) our compliance with legal and regulatory requirements; and (4) risk management and oversight of our ERM committee. The audit committee also has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent

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CORPORATE GOVERNANCE

auditors and is responsible for the preparation of an audit committee report to be included in our annual proxy statement as required by the SEC. The audit committee also reviews and approves related person transactions in accordance with our Related Person Transaction Policy. See “Certain Relationships and Related Person Transactions–Related Person Transaction Policy.” During 2020, the audit committee met 12 times.

As of the date of this Proxy Statement, our audit committee was comprised of Mr. Merritt (Chairman), Ms. Mariucci and Ms. Warren. Under NYSE rules and SEC requirements, our audit committee must be comprised entirely of independent directors. Our board of directors has determined that each member of our audit committee has the financial literacy required by NYSE rules, is “independent” as defined under the independence requirements of the NYSE and the SEC applicable to audit committee members and qualifies as an “audit committee financial expert” as that term is defined under SEC rules. Information about our audit committee members’ past business and educational experience is included under the caption “Proposal 1: Election of Directors.”

Compensation Committee

Our compensation committee, among other things, reviews and recommends policies and plans relating to the compensation and benefits of our directors, employees and certain other persons providing services to our Company, and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our compensation committee also administers our clawback policies and stock ownership guidelines, as well as our incentive plans, our annual bonus plan and other benefit programs. The compensation committee has delegated authority to our Chief Executive Officer to issue equity awards to employees other than to executive officers and certain other senior members of our management. If at any time the compensation committee includes a member who is not a “non-employee director” within the meaning of Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, then either a subcommittee comprised entirely of individuals who are non-employee directors or the board of directors will approve any grants of equity-based compensation made to any individual who is subject to Section 16 of the Exchange Act. The compensation committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and other terms and conditions of the consultant’s retention. During 2020, the compensation committee met six times.

As of the date of this Proxy Statement, our compensation committee was comprised of Ms. Mariucci (Chair), Mr. Hunt, Mr. Lane and Ms. Owen. Under NYSE rules, our compensation committee must be comprised entirely of independent directors. Our board of directors has determined that each member of our compensation committee is “independent” as defined under the independence requirements of the NYSE applicable to compensation committee members.

For additional discussion of the processes and procedures the compensation committee has used for the consideration and determination of executive officer and director compensation, please see “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our nominating and governance committee, among other things, provides assistance to the board of directors in identifying and recommending individuals qualified to serve as directors of our Company, reviews the composition of the board of directors and periodically evaluates the performance of the board of directors and its committees. The nominating and governance committee also recommends our various board committee memberships based upon, among other considerations, a director’s available time commitment, applicable regulatory considerations, background and/or the skill set it deems appropriate to adequately perform the responsibilities of the applicable committee. In addition, the nominating and governance committee develops and recommends corporate governance policies and procedures for us, including our Corporate Governance Guidelines, and monitors and reviews compliance with those policies. The nominating and governance committee also oversees the Company’s policies and practices relating to environmental stewardship, corporate social responsibility and other public policy issues significant to the Company, including as documented in the Company’s corporate responsibility report. During 2020, the nominating and governance committee met three times.

As of the date of this Proxy Statement, our nominating and governance committee was comprised of Mr. Lane (Chairman), Senator Flake and Mr. Merritt. Under NYSE rules, our nominating and governance committee must be comprised entirely of independent directors. Our board of directors has determined that each of Senator Flake and

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CORPORATE GOVERNANCE

Messrs. Lane and Merritt are “independent” as defined under the independence requirements of the NYSE applicable to nominating and governance committee members.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in 2020 was, at any time during 2020 or at any other time, an officer or employee of the Company, and none had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2020.

Corporate Governance Guidelines and Code of Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines and a Code of Conduct and Ethics that are applicable to all members of our board of directors, executive officers and employees. We have posted these documents on the Investor Relations page of our corporate website at www.taylormorrison.com under the category “Corporate Governance.” We intend to post amendments to or waivers of, if any, certain provisions of our Code of Conduct and Ethics (to the extent applicable to our directors, our executive officers, including our principal executive officer and principal financial officer, or our principal accounting officer or controller, or persons performing similar functions) at this location on our website.

Anti-Hedging Policy

We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to our employees, including our executive officers, and our directors. Our policy prohibits hedging, including, among other things, purchases of stock on margin, calls or similar options on Company stock or from selling our stock short. These types of transactions would allow employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees or directors may no longer have the same objectives as our other stockholders and, therefore, such transactions involving our stock are prohibited.

ESG Report

Our Board has delegated oversight responsibility over the Company’s corporate responsibility matters to the nominating and governance committee. In this capacity, the nominating and governance committee reviews and considers the Company’s policies and practices relating to environmental stewardship, corporate social responsibility and other public policy issues significant to the Company, including as documented in the Company’s corporate responsibility report.

The Company published its inaugural ESG report in April 2019 and published its latest report in April 2021. The reports demonstrate the Company’s commitment to integrating sustainable values into all aspects of its business and are intended to showcase in a single format how the Company makes corporate responsibility core to its business. The reports reference the Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) standards in several instances spanning environmental, social and governance performance indicators. The reports signal a significant advance in the Company’s ESG reporting and transparency efforts. A copy of our most recent ESG report is available on our company website at http://investors.taylormorrison.com/financial-reports under “ESG Reports.” The information contained on or accessible through the Taylor Morrison website, including the Company’s ESG report, is not considered part of this proxy statement. Further inquiries about our ESG practices and policies can be directed to ESG@taylormorrison.com.

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DIRECTOR COMPENSATION

Director Compensation

Annual Compensation

Directors who are our employees are not separately compensated by us for their service on our board of directors. For our other directors, referred to collectively as “non-employee directors,” we pay an annual cash retainer for their service on our board, which is payable to such directors in quarterly installments in arrears. The amount of the annual cash retainer depends on whether the director serves as a member or as chairman on any committees of the board of directors.

For 2020, our non-employee directors were entitled to receive the following compensation:

•	A base annual cash retainer of $75,000.

•	An additional $35,000 annual cash retainer for the Lead Independent Director of our board of directors.

•	An additional $40,000, $30,000 and $20,000 annual cash retainer for the chairman of the audit committee, compensation committee and nominating and governance committee, respectively.

•	An additional $10,000 annual cash retainer for each other member of the audit committee, compensation committee and nominating and governance committee, respectively.

•

In addition to cash retainers, our board of directors and compensation committee have determined that it is important to include an equity component in director compensation, because they believe it is vital for our directors who receive compensation from us to build and maintain a long-term ownership position in our business, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. In furtherance of this objective, each non-employee director receives an annual equity award of restricted stock units (“RSUs”) or, if they so elect as described below, deferred stock units (“DSUs”). For 2020, each non-employee director received an RSU or DSU grant with a grant date fair value of $140,000. The number of shares subject to the RSU or DSU grant is determined by dividing the aggregate grant date fair value by the closing price of our common stock on the grant date. The annual RSU or DSU award vests in full on the first anniversary of the grant date, subject to the director’s continued service through such vesting date. Annual equity awards to our non-employee directors are typically granted following our annual stockholder meeting.

We also reimburse each of our directors for reasonable travel and other related expenses incurred to attend board and committee meetings.

Suspension of Director Cash Compensation

On April 8, 2020, to respond to changing conditions and business uncertainties resulting from the COVID-19 pandemic, the board of directors approved the suspension of all cash retainers (including the annual retainer, committee membership and lead independent director and committee chair fees), which was effective for the second quarter of 2020. Payment of cash retainers returned to the original schedule and was reinstated in the third quarter. Following such reinstatement, each non-employee director received the cash retainers that were temporarily relinquished during the suspension period.

Deferred Compensation Plan

Pursuant to the Taylor Morrison Home Corporation Non-Employee Director Deferred Compensation Plan (the “Director Plan”), non-employee directors may, for any calendar year, irrevocably elect to defer (i) receipt of shares of our common stock the director would have received upon vesting of RSUs granted as an annual equity award and (ii) receipt of all or a portion of their cash compensation earned for their service on our board of directors, in each case, in the form of unfunded DSUs under the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan (as amended and restated from time to time, the “2013 Omnibus Plan”). The purpose of the Director Plan is to enhance our ability to attract and retain non-employee directors with training, experience and ability who will promote our interests and to directly align the interests of such non-employee directors with the interests of our stockholders. Other than providing for deferred settlement and receipt of shares, DSUs in respect of deferred equity awards are subject to the same vesting conditions as RSUs granted as annual equity awards and vest in full on the first anniversary of the date the annual RSUs are granted, subject to the director’s continued service on such vesting date.

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DIRECTOR COMPENSATION

DSUs in respect of the director’s deferred cash compensation are fully vested as of the grant date and settle in a number of shares of our common stock equal to the amount of cash compensation deferred divided by the closing price of our common stock on the date the cash compensation is deferred. DSUs and dividend equivalents thereon have no voting rights until the common stock underlying such DSUs are delivered and are settled in shares of common stock upon the earlier of a separation from service or a change in control.

Stock Retention Policy

Our board of directors has adopted a stock retention policy that requires non-employee directors to own shares of our common stock having an aggregate value no less than three times such director’s annual base cash retainer. Generally, non-employee directors must achieve the required minimum retention level within three years from the date of their election to our board of directors. As of December 31, 2020, all of our non-employee directors either met the retention level or are on track to meet the retention level.

2020 Director Compensation Table

The following table summarizes the compensation earned by, or awarded or paid to, those of our directors who, for the year ended December 31, 2020, were compensated for their service as directors. Ms. Palmer, our Chairman and CEO, is not compensated for her service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Jeffry L. Flake	$ 85,000	$140,001	$225,001
Gary H. Hunt	$ 72,457	$140,001	$212,458
Peter Lane	$140,000	$140,001	$280,001
William H. Lyon	$ 67,457	$140,001	$207,458
Anne L. Mariucci	$ 0	$255,001	$255,001
David C. Merritt	$125,000	$140,001	$265,001
Andrea Owen	$ 85,000	$140,001	$225,001
Denise F. Warren	$ 85,000	$140,001	$225,001

Notes:

(1)

For 2020, Mr. Merritt, Ms. Mariucci and Mr. Lane served as the chairman of our audit committee, compensation committee and nominating and governance committee, respectively. On February 6, 2020, Messrs. Hunt and Lyon were appointed to the board of directors. The following table sets forth retainer fees earned by our directors in 2020 (prorated for partial year service, if applicable):

Name	Annual	Lead Independent Director	Audit Committee	Compensation Committee	Nominating and Governance Committee

Jeffry L. Flake	$75,000	—	—	—	$10,000
Gary H. Hunt	$67,457	—	—	$5,000	—
Peter Lane	$75,000	$35,000	—	$10,000	$20,000
William H. Lyon	$67,457	—	—	—	—
Anne L. Mariucci	$75,000	—	$10,000	$30,000	—
David C. Merritt	$75,000	—	$40,000	—	$10,000
Andrea Owen	$75,000	—	—	$10,000	—
Denise F. Warren	$75,000	—	$10,000	—	—

(2)

On May 28, 2020, Messrs. Flake and Lyon and Ms. Mariucci received an annual equity grant of 7,224 RSUs, each valued at $19.38 per share, which was the closing sale price of our common stock on the grant date. Messrs. Hunt, Lane and Merritt and Mses. Owen and Warren each elected to defer all of his or her 2020 annual RSU award under the Director Plan and, instead, each received on May 28, 2020, an annual equity grant of 7,224 DSUs valued at $19.38 per share, which was the closing sale price of our common stock on the

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DIRECTOR COMPENSATION

grant date. In addition, Ms. Mariucci elected to defer all of her 2020 earned cash compensation under the Director Plan and instead received fully vested DSUs the value of which is reflected in the “Stock Awards” column. The amount in this column reflects the aggregate grant date fair value of the RSU or DSU award, as applicable, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the valuation of stock-based awards are discussed in Note 13 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)

As of December 31, 2020, the aggregate number of outstanding options, RSUs and DSUs, in each case as described below, subject to awards held by each of the our non-employee directors were as set forth in the table below.

Name	Options (#)	RSUs (#)	DSUs (#)

Jeffry L. Flake(a)	—	7,224	—

Gary H. Hunt(c)	—	—	7,224

Peter Lane(c)	—	—	53,171

William H. Lyon(a)	—	7,224	—

Anne L. Mariucci(a)(b)(c)	9,960	7,224	13,018

David C. Merritt(b)(c)	12,525	—	41,565

Andrea Owen(c)	—	—	17,864

Denise F. Warren(c)	—	—	17,864

(a)	The RSUs reported for Messrs. Flake and Lyon and Ms. Mariucci were unvested as of December 31, 2020, and are scheduled to vest on May 28, 2021.

(b)	The Options reported for each of Ms. Mariucci and Mr. Merritt are fully vested and exercisable, and have an exercise price per share of our common stock equal to $25.10 and $19.96, respectively.

(c)	Of the DSUs reported for each of Messrs. Hunt, Lane and Merritt and Mses. Mariucci, Owen and Warren, 7,224 were unvested as of December 31, 2020, and are scheduled to vest on May 28, 2021.

20 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

EXECUTIVE OFFICERS

Executive Officers

The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Sheryl D. Palmer	59	President, Chief Executive Officer and Chairman of the Board of Directors
C. David Cone	49	Executive Vice President and Chief Financial Officer
Darrell C. Sherman	56	Executive Vice President, Chief Legal Officer and Secretary

SHERYL D. PALMER

Ms. Palmer became our predecessor’s President and Chief Executive Officer and a member of its board of directors in August 2007 after previously serving as Executive Vice President for the West Region of Morrison Homes. She has also served as our Chairman of the Board since May 2017. Her previous experience includes senior leadership roles at Blackhawk Corp. and Pulte Homes/Del Webb Corporation, each homebuilders and developers of retirement communities, where she last held the title of Nevada Area President at Pulte/Del Webb Corporation and Division President at Blackhawk Corp. Ms. Palmer brings over 30 years of cross-functional building experience to her position, including leadership in land acquisition, sales and marketing, development and operations management. In addition to her employment with the Company, Ms. Palmer currently serves as a member of the board of directors and the audit and compensation committees of Interface, Inc., a leading publicly traded global manufacturer of modular carpet, as a member of the board of directors and executive committee of HomeAid America, a national non-profit that works with the local building industry to build and renovate multi-unit shelters for homeless families, Chairman of the Board of Directors for Building Talent Foundation, and the Executive Committee of the Joint Center for Housing Studies at Harvard University.

C. DAVID CONE

Mr. Cone is our Executive Vice President and Chief Financial Officer and has served as Chief Financial Officer since October 2012. During the nine years prior to joining Taylor Morrison, Mr. Cone held various positions at PetSmart, Inc., a pet supply and service company, serving as Vice President of Financial Planning and Analysis in 2012, Vice President of Investor Relations and Treasury from 2008 to 2011, and Vice President of Finance from 2007 to 2008. Prior to his tenure at PetSmart, Mr. Cone was employed at AdvancePCS, a prescription benefit plan administrator, and PricewaterhouseCoopers, an accounting firm. Mr. Cone holds a degree in business economics from the University of California at Santa Barbara.

DARRELL C. SHERMAN

Mr. Sherman is our Executive Vice President, Chief Legal Officer and Secretary and has served as chief counsel to the Company since June 2009. Mr. Sherman brings over 20 years of experience in the homebuilding industry, having served in senior legal roles at Centex Homes and Pulte Homes/Del Webb Corporation. Prior to joining the homebuilding industry, Mr. Sherman was a finance and real estate lawyer at Snell & Wilmer L.L.P. He also served as an Administrative Law Judge appointed by Arizona Governor Fife Symington, hearing appeals from the Arizona Department of Environmental Quality and as a member of the U.S. Senate Judicial Advisory Committee, recommending the appointment of U.S. District Court judges. He holds a B.A. in Economics with university honors and a J.D., both from Brigham Young University, where he was a member of the BYU Law Review. He is a member of the State Bar of Arizona and the American Bar Association and admitted to the Arizona and U.S. Supreme Courts.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This compensation discussion and analysis discusses our executive compensation programs for our named executive officers for our fiscal year ending December 31, 2020, and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, or awarded or paid to, our named executive officers in the year. This section also describes processes we use in reaching compensation decisions and is intended to provide context for understanding the amounts in the tabular disclosure that follows. We have also highlighted our corporate results in 2020 and how these results led to the executive compensation we paid for the year. In addition, we highlight key attributes of our compensation programs for our named executive officers.

2020 was a remarkable year for us and we delivered positive results compared to 2019, despite the economic challenges presented by the global pandemic. Highlights for 2020 include:

•	We became the fifth largest home builder by volume in the United States following the completion of our acquisition of William Lyon Homes in February 2020;

•	For the sixth consecutive year, we were awarded America’s Most Trusted Home Builder® by Lifestory Research;

•	Builder Magazine awarded us Builder of the Year for 2020;

•	For several years in a row, we have been recognized and awarded as one of the Best Places to Work by Glassdoor;

•	We were ranked third within the homebuilding industry in Fortune’s World’s Most Admired Companies;

•	For the third year in a row, we were honored with Bloomberg’s Gender-Equality Index award;

•	As of January 2020, we were included in the S&P MidCap 400;

•	Total revenue increased nearly 29% to $6.1 billion;

•	Home closings revenue increased approximately 27% to $5.9 billion; and

•	We closed nearly 26% more homes during 2020 compared to 2019.

Consistent with the pay-for-performance and stockholder alignment objectives of our compensation philosophy, which are discussed in further detail below in this compensation discussion and analysis, our compensation programs for 2020 have the following attributes:

•	A balanced mix of short-term cash compensation and long-term equity-based compensation;

•	Use of multiple performance measures with no guaranteed incentive payouts;

•	Payouts in respect of performance awards under our executive compensation programs are capped;

•	A majority of the compensation paid to our executive officers is performance-based;

•	Limitations on the amount of awards that can be made under our equity incentive plans;

•	All programs are designed and overseen by an independent compensation committee that retains their own independent advisor;

•

An anti-hedging policy applicable to all employees (including our executive officers and directors) that prohibits purchases of our stock on margin, calls or similar options on our stock or selling our stock short;

•	Stock ownership and retention guidelines for our executive officers;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control features in any of our programs;

•	No gross ups for any excise or other penalty taxes related to compensation paid;

•	Forfeiture of equity awards upon violation of certain post-employment restrictive covenants;

•	Clawback of certain cash and equity incentive compensation; and

•	A modest use of perquisites, which do not make up a material portion of the compensation and benefits provided to our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In response to the economic challenges resulting from the COVID-19 pandemic, the Company engaged in several initiatives designed to mitigate the impact of the pandemic on the Company and to position the Company for longer-term growth while preserving our financial strength through this period of global uncertainty.

In February 2020, prior to the onset of the pandemic, the compensation committee approved a special performance-vesting stock option award to Ms. Palmer to recognize her for her outstanding leadership, provide an additional retention incentive and further align her interests with those of our stockholders. Ms. Palmer subsequently notified the compensation committee that, in light of the COVID-19 pandemic and its potential impact on the Company’s business and industry, she wished to voluntarily forego the award, effective immediately, and in April 2020, the compensation committee accepted and approved Ms. Palmer’s request to forego the performance-vesting stock option award, and the award was subsequently cancelled.

In March 2020, as part of the broader effort to address the near-term economic challenges brought on by the pandemic, the compensation committee decided to delay the effectiveness of annual base salary increases for 2020 and also approved a temporary 25% reduction of our named executive officers’ salaries. In June 2020, the compensation committee retroactively reinstated our named executive officers’ full pay for calendar year 2020.

Additionally, in early 2020 the compensation committee approved the design of our annual bonus program, including the bonus opportunities for our named executive officers thereunder. For 2020, the compensation committee determined that in light of the recently completed William Lyon Homes acquisition and related business integration and economic uncertainty created by the COVID-19 pandemic that it would continue the bifurcation of the annual bonus program as it would focus management on near-term objectives that would drive achievement of the 2020 annual operating plan, but also would maintain flexibility for our compensation committee to set appropriate performance goals based on both business and market conditions as such conditions evolved throughout the year. In addition, for 2020 the compensation committee decided to reduce the maximum bonus opportunities under our annual bonus program to ensure no outsized bonus payments were possible in response to the uncertain business climate during the global pandemic and to ensure alignment with our stockholders’ expectations.

Prior Year’s Annual Meeting of Stockholders—Advisory Vote to Approve the Compensation of our Named Executive Officers

At our 2020 annual meeting of stockholders, approximately 98% of the shares voted were cast in favor of the 2019 compensation of our named executive officers and our compensation philosophy, policies and practices. We were pleased to receive this strong support and took it into account as part of our annual analysis of the effectiveness of our compensation programs for our named executive officers.

We recognize that the business and executive compensation environments continue to evolve, and we are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with our performance. The compensation committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)” for additional information.

Our Named Executive Officers for 2020

President, Chief Executive Officer and Chairman of the Board of Directors	Sheryl D. Palmer
Executive Vice President and Chief Financial Officer	C. David Cone
Executive Vice President, Chief Legal Officer and Secretary	Darrell C. Sherman

Compensation Objectives and Philosophy

Our compensation programs reflect our philosophy to pay all of our executives, including our named executive officers, in ways that support our primary objectives of:

•	Encouraging a results-driven culture through a pay-for-performance structure;

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COMPENSATION DISCUSSION AND ANALYSIS

•

Balancing long-term and short-term compensation and cash and equity-based compensation to ensure our executives are focused on the appropriate short-term financial budget goals and long-term strategic objectives;

•	Aligning executives’ interests with stockholder interests in creating long-term value for our stockholders;

•	Attracting, retaining and motivating key talent; and

•	Aligning total compensation levels with those paid by our direct competitors in the homebuilding sector as well as companies of comparable size and scope in other industries.

Our compensation structure is centered on a pay-for-performance philosophy, which is designed to align the interests of our executives and our stockholders, motivate our executives to achieve our targeted financial and other performance objectives and reward them for their achievements when those objectives are met. To help achieve these objectives, a significant portion of our executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation with upside potential for strong performance, as well as downside exposure for underperformance. We believe this is appropriate given our executive officers’ ability to influence our overall performance.

We recognize the need for varied incentives to retain talent and encourage both present and future performance. To that end, we seek to provide a balance between short-term incentives, such as cash compensation through our annual incentive plan, and long-term incentives, such as equity-based compensation, which encourages focus on long-term strategic objectives by linking compensation to the satisfaction of our long-term performance goals. Having a long-term compensation component is also consistent with the long-term horizon inherent in the homebuilding industry for the realization of our assets that span over multiple years. In light of such objectives, we have determined that a significant portion of total compensation would be delivered in the form of long-term equity-based compensation using a mix of stock options and restricted stock units.

The overall level of total compensation for our executive officers is intended to be reasonable in relation to, and competitive with, the compensation paid by similarly situated peer leaders in the homebuilding industry, subject to variation for factors such as the individual’s experience, performance, duties, scope of responsibility, prior contributions and future potential contributions to our business. With these principles in mind, we structure our compensation programs as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skill and knowledge we require and ensure the stability of our management team, which is vital to the success of our business. However, we do not have a policy of setting executive officer compensation levels within a fixed range of benchmarks of our peer companies.

Establishing and Evaluating Executive Compensation

Role of the Independent Compensation Consultant

Prior to October 2020, the compensation committee retained Exequity LLP as its independent compensation consultant. In October 2020, the compensation committee retained Semler Brossy Consulting Group (“Semler”) as its independent compensation consultant. Both Exequity LLP and Semler provided the compensation committee with market data on executive compensation levels and practices at our competitors and also advised on trends and best practices in the areas of executive compensation, assisted the compensation committee in its review and evaluation of our compensation policies and practices, reviewed our compensation discussion and analysis and also provided independent advice on director compensation. Both Exequity LLP and Semler are nationally recognized independent providers of executive compensation advisory services. Neither Exequity LLP nor Semler provided other services to us, except at the direction of the compensation committee. We did not have any other relationships with either Exequity LLP or Semler, and the compensation committee determined that both Exequity LLP and Semler were independent and the work they each performed in 2020 raised no conflicts of interest with us. The compensation committee has the sole authority to retain or terminate advisors to the compensation committee that assist in the evaluation of the compensation to our executive officers and directors.

Process—Role of Officers and Compensation Committee

The compensation committee is responsible for all compensation decisions for our executive officers. Our Senior Vice President, Total Rewards works with Ms. Palmer and the Chairman of the compensation committee to establish compensation committee meeting agendas and provide various types of information, including interim progress against

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COMPENSATION DISCUSSION AND ANALYSIS

performance targets, information about other homebuilding companies or other topics requested by the compensation committee to assist the compensation committee in making its decisions.

The compensation committee, after consultation with Ms. Palmer as to executive officers other than herself, reviews and determines base salary, annual cash incentive bonuses and long-term incentive compensation levels for each executive officer. The compensation committee reviews and approves for each executive officer the annual base salary, annual bonus performance targets, annual bonuses payable based on achievement of pre-established, compensation committee approved annual performance criteria and targets and long-term incentive compensation awards (including review and approval of target grant values, equity award design/mix, vesting terms, etc.). Ms. Palmer’s compensation levels are established by the compensation committee in its sole discretion. Ms. Palmer does not have any role or authority in determining her own compensation.

Process—Factors Considered in Setting Compensation

The compensation committee believes that compensation decisions for our executive officers are complex and require consideration of many factors, including the overall competitive market environment, industry compensation levels, the officer’s individual performance and the Company’s performance.

Market Data (Competitors and General Industry). As mentioned above, the compensation committee does not set compensation levels for our executive officers within a fixed range of benchmarks of our peer companies; however, the compensation committee reviews such peer company information and market data to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry.

In connection with setting compensation, the compensation committee reviews data from the annual proxy statements of publicly traded homebuilders, as well as data from other published compensation survey sources, including FMI Corporation and Equilar, for compensation levels and trends as well as data on all direct pay elements for executives and uses such information to guide its decisions. In 2020, the compensation committee reviewed compensation data for the following publicly traded homebuilding companies (our “peer group”) in connection with setting compensation for Ms. Palmer and Messrs. Cone and Sherman:

• Beazer Homes USA Inc.	• Lennar Corporation	• PulteGroup Inc.

• D.R. Horton, Inc.	• M.D.C. Holdings Inc.	• Toll Brothers, Inc.

• Hovnanian Enterprises, Inc.	• Meritage Homes Corporation	• TRI Pointe Homes, Inc.

• KB Home	• M/I Homes, Inc.	• William Lyon Homes(1)

• NVR, Inc.

(1)	In February 2020, we completed our acquisition of William Lyon Homes and consequently William Lyon Homes no longer is part of our peer group.

Individual Performance. As mentioned above, in addition to considering market data, the compensation committee considers each executive officer’s individual performance in determining executive compensation levels, including the nature and scope of the executive’s responsibilities and the executive’s prior performance and expected future contributions. The compensation committee’s review of individual performance is general and subjective in nature and specific individual performance elements are tailored to the executive.

Company Performance. The compensation committee also considers the Company’s performance, financial plans and budget in setting executive officer compensation levels for any given year taking into account general economic challenges as well as any specific challenges facing our business.

The primary elements of our compensation structure are base salary, annual cash incentive bonuses, long-term equity-based incentive awards and certain employee benefits and perquisites. A brief description of the objectives of, each principal element of our executive compensation programs for 2020 are summarized in the following table and described in more detail below.

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COMPENSATION DISCUSSION AND ANALYSIS

Key Elements of Our Compensation Programs — Overview

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives

Annual Cash Incentive Bonuses	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	Motivate executives to achieve or exceed our current-year financial goals and reward them for their achievements Aid in retention of key executives in a highly competitive market for talent

Long-Term Incentives — Equity Based	Variable, equity-based compensation to promote achievement of longer-term goals

Align executives’ interests with those of our stockholders and encourage executive decision-making that maximizes growth and value creation over the long-term

Aid in retention of key executives and ensure continuity of management in a highly competitive market for talent

Employee Benefits and Perquisites (discussed below under “Other Program Attributes”)

Participation in all broad-based employee health and welfare programs and retirement plans

Employee benefits vary based on individual elections; auto allowance and certain commuting expense reimbursements are the only perquisites provided to our named executive officers

Aid in retention of key executives in a highly competitive market for talent by providing overall benefits package competitive with industry peers

Base Salary

The base salary component of executive officer compensation is intended to provide a competitive, stable level of minimum compensation to each executive officer commensurate with the executive’s role, experience and duties. The compensation committee annually reviews and approves base salaries for our executive officers based on several factors, including the individual’s experience, responsibilities, performance, expected future contribution, our expected financial performance and salaries of similarly situated executives of our public peers in the homebuilding industry and in general industries.

Based on an evaluation of the foregoing factors, our desire to reward and retain the key executives who we believe are instrumental to our success, and the competitiveness of base salaries against peer and market data, the compensation committee, in consultation with Ms. Palmer (except as to her own compensation), determined in December 2019 that increases to the annual base salaries for our named executive officers would be appropriate for 2020, with such increases to be effective as of April 1, 2020. In light of the COVID-19 pandemic and its potential impact on the Company’s business and industry, and the economy in general, the compensation committee determined in March 2020 that the effectiveness of such base salary increases would be delayed and that the compensation committee would periodically reassess the appropriateness of implementing such increases.

In addition, Ms. Palmer, Mr. Cone and Mr. Sherman, each voluntarily elected to temporarily reduce their respective base salaries by 25% effective as of April 8, 2020, and suspend the payment of the amounts so reduced through the duration of the federally imposed social distancing/economic shut down restrictions, as such date was determined by the Company. These suspensions were in place for a portion of the second quarter of 2020. Effective June 21, 2020 action was taken to retroactively restore each of our named executive officer’s base salaries to their pre–reduction levels, including providing each of them with the base salary amounts that were temporarily relinquished during the suspension period.

26 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

For 2020, the annual base salaries for each of our named executive officers were as follows:

Name	2019 Annual Base Salary (Effective 4/1/2019)(1)	2020 Annual Base Salary (Effective 6/21/2020)	Percentage Increase
Sheryl D. Palmer	$1,000,000	$1,000,000	0%
C. David Cone	$550,000	$575,000	4.5%
Darrell C. Sherman	$475,000	$500,000	5.3%

(1)	Effective March 30, 2020, annual base salaries were temporarily reduced to the following amounts through June 6, 2020: Ms. Palmer—$750,000, Mr. Cone—$412,500 and Mr. Sherman—$356,250.

Annual Cash Incentive Bonuses

The second component of executive officer compensation is annual cash incentive bonuses based on Company performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through this program, we seek to provide an appropriate amount of pre-established short-term cash compensation that is at-risk and tied to the achievement of certain short-term performance goals.

Target Amounts. The compensation committee determined, following a review of peer data, that no changes to the target annual cash incentive bonus opportunities for our named executive officers were necessary for 2020, but decided to reduce the maximum bonus opportunities under our annual bonus program to ensure no outsized bonus payments were possible in response to the uncertain business climate during the global pandemic and to ensure alignment with our stockholders’ expectations. For 2020, the target and maximum annual cash incentive bonus opportunities (rounded to the nearest whole percent) set by the compensation committee for each of our named executive officers were as follows:

Name	2020 Target Annual Bonus as a Percentage of Base Salary Paid in 2020	2020 Maximum Annual Bonus as a Percentage of Base Salary Paid in 2020(1)
Sheryl D. Palmer	200%	227%
C. David Cone	150%	170%
Darrell C. Sherman	150%	170%

(1)	Reflects reduced maximum payout opportunity in response to uncertain business climate during the global pandemic and to ensure alignment with stockholders’ expectations.

The actual 2020 annual cash incentive bonus amounts were calculated based on a combination of objective performance measures and using the following formula:

2020 Base Salary Paid During Performance Period	x	Target Bonus Percentage	x	Actual Attainment Percentage	=	Bonus Payout

Our “Actual Attainment Percentage” is an aggregated measure of the attainment of specific financial and operational performance goals for the Company as a whole expressed in the table below as a percentage. These performance goals are based on corporate and business objectives and are not tied to individual performance. To determine the Actual Attainment Percentage, specific criteria and corresponding goals are set for each executive officer. Each goal (1) has an associated “threshold” and “target” percentage attainment level and includes a “stretch” percentage attainment level, which represents the maximum award level, with straight-line interpolation for attainment between levels, and (2) is weighted to reflect the compensation committee’s assessment of the goal’s importance in relation to our overall business objectives. Specifically, the percentage attainment of each goal is applied to the weighting factor (itself a percentage), and these numbers are totaled to set the Actual Attainment Percentage for the applicable performance period.

Establishing Performance Goals for 2020 Annual Bonus Plan. Similar to fiscal 2019, the compensation committee determined that given the challenges associated with forecasting and goal-setting caused by market volatility, early integration efforts related to the acquisition of William Lyon Homes and uncertainty of the scale and scope of the

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COMPENSATION DISCUSSION AND ANALYSIS

COVID-19 global pandemic, it would bifurcate the performance period for the fiscal 2020 annual bonus plan, including the selection of performance measures and the establishment of the applicable performance goals for each such performance period. The first performance period started on January 1, 2020, and ended on April 30, 2020 (the “First Performance Period”), and the second performance period started on May 1, 2020, and ended on December 31, 2020 (the “Second Performance Period”). The structure of the annual bonus plan was intended to focus management on near-term objectives in the two performance periods. In addition, our compensation committee believed that a bifurcated annual bonus plan structure would provide incentives that drive achievement of the 2020 annual operating plan, but also would maintain flexibility for our compensation committee to set appropriate performance goals for the second part of the year based on both business and market conditions at that time.

The approach to goal setting for 2020 bonuses involved a process of reviewing, among other things, our prior year’s financial performance and our short-term and long-term strategic objectives. The compensation committee also took into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. The target payout level was designed to be achievable with strong management performance and the stretch level was designed to encourage and reward our named executive officers for outstanding performance. The stretch levels for the second performance period were higher than the first given the longer timeframe.

Achievement of Corporate Performance Goals. The 2020 bonus program performance goals applicable to Ms. Palmer, Mr. Cone and Mr. Sherman were based 100% on total Company performance. The total actual attainment percentage for the 2020 bonus program was 112.2%. The Company delivered strong performance results during the First Performance Period with an actual attainment percentage of 103.3%. However, during the Second Performance Period, the Company’s performance exceeded the stretch performance goals in all three categories resulting in an actual attainment percentage of 116.7%.

For the period commencing January 1, 2020 through December 31, 2020, the applicable corporate performance goals were as follows:

First Performance Period: January 1, 2020 – April 30, 2020 Corporate Performance ($ in millions)
Performance Goals	Weight	Threshold	Target	Stretch	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		60%	100%	110%
Order Book and Closings(1)	25%	7,600	8,000	8,600	7,992	99%
Attainment level percentage		60%	100%	100%
Home Readiness Score(2)	25%	78%	85%	85%	88.5%	100%
Attainment level percentage		60%	100%	110%
Adjusted Home Closings Gross Margin(4)	25%	19.4%	19.8%	20.2%	20.2%	110%
Attainment level percentage		60%	100%	110%
Earnings Before Taxes (000s)(5)	25%	$94,000	$100,000	$110,000	$104.192	104%
Actual Attainment Percentage First Performance Period	33%					103.3%

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COMPENSATION DISCUSSION AND ANALYSIS

Second Performance Period: May 1, 2020 – December 31, 2020 Corporate Performance ($ in millions)
Performance Goals	Weight	Threshold	Target	Stretch	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		60%	100%	125%
Order Book and Closings(1)	33%	17,800	18,500	19,200	20,927	125%
Attainment level percentage		60%	100%	100%
Home Readiness Score(3)	33%	78%	85%	85%	88.1%	100%
Attainment level percentage		60%	100%	125%
Adjusted Home Closings Gross Margin(4)	33%	17.75%	18.25%	18.75%	18.8%	125%
Actual Attainment Percentage Second Performance Period	67%					116.7%
Total Actual Attainment Percentage						112.2%

(1)

“Closings” for the First Performance Period is determined by the total number of closings from January through April. “Order Book and Closings” for the Second Performance Period is calculated by adding the total number of closings from January through December plus the ending backlog for the year.

(2)	“Home Readiness Score” for the First Performance Period is calculated by customer survey scores measured from January 2020 through April 2020.

(3)	“Home Readiness Score” for the Second Performance Period is calculated by survey scores received from customers from December 2019 through January 2021.

(4)

“Adjusted Home Closings Gross Margin” is Home Closings Gross Margin calculated in accordance with GAAP and adjusted to remove capitalized interest expense, purchase accounting adjustments relating to the acquisition of William Lyon Homes and inventory impairment and an increase in reserves related to remediating a warranty issue.

(5)

“Earnings Before Taxes” is calculated by excluding capital interest from Earnings Before Interest and Taxes in accordance with GAAP and adjusted to remove the effects of land charges, an increase in reserves related to remediating a warranty issue, one-time costs associated with M&A, strategic decision to exit the Chicago market, and costs related to debt refinancing.

We selected each performance metric and goal in our 2020 bonus program to target performance across multiple levels of our business. The table below sets forth each of the performance metrics used in our 2020 bonus program and the objective for selecting such metric.

Metric	Objectives
• Order Book and Closings	• An operational metric that measures our ability, and incentivizes our executives, to grow our core business

• Home Readiness Score	• A measurement of customer experience

• Adjusted Home Closings Gross Margin	• Encourages our executives to balance the price of our homes with the pace at which we construct them, the costs of constructing them and the quantity we construct

• Earnings Before Taxes

•  Encourages our executives to prioritize cost reduction initiatives, motivate and incentivize the efficient use of assets and divestiture of any assets that were not adding value to the Company’s financial or operational results and to incentivize debt reduction and efficient cash usage

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COMPENSATION DISCUSSION AND ANALYSIS

Bonus Payments

Actual cash incentive bonus amounts for each of our named executive officers for the first and second 2020 performance periods based on actual achievement of Company performance targets are set forth below and paid on March 12, 2021. The salary paid in the first and second performance periods for purposes of the bonus calculation does not reflect the salary reduction taken from April to early-June, or the salary paid back from mid-June to December, but does balance to their full salary paid in the calendar year.

	2020 Target Bonus Opportunity
Executive Officer	Base Salary Paid in First Performance Period ($)	Base Salary Paid in Second Performance Period ($)	Aggregate Base Salary Paid ($)	% Base Salary	Annual Target Bonus ($)
Sheryl D Palmer	346,154	692,308	1,038,462	200%	2,076,966
C. David Cone	190,385	394,231	584,615	150%	876,940
Darrell C. Sherman	164,423	342,308	506,731	150%	760,112

	2020 Bonuses Paid
Executive Officer	First Performance Period Actual Attainment Percentage	First Performance Period Earned Bonus ($)	Second Performance Period Actual Attainment Percentage	Second Performance Period Earned Bonus ($)	Earned Annual Bonus ($)
Sheryl D Palmer	103.3%	715,154	116.7%	1,615,846	2,331,000
C. David Cone	103.3%	295,001	116.7%	690,101	985,102
Darrell C. Sherman	103.3%	254,774	116.7%	599,210	853,983

Long-Term Incentives—Equity Based

Philosophy. As mentioned earlier, we believe that equity awards are an important component of our executive compensation programs. Equity compensation aligns our executives’ and stockholders’ interests by linking rewards with achievement of return to our stockholders based on our long-term growth plan. Our equity compensation programs are designed to foster a long-term commitment to us by our named executive officers, provide a balance to the short-term cash components of our compensation programs and reinforce our pay-for-performance structure.

Overview. Equity-based compensation awards to our named executive officers in 2020 consisted of the following:

•

Options to purchase our common stock, upon satisfaction of service vesting conditions, granted under the 2013 Omnibus Plan. Options are intended to reward absolute stock appreciation and have no value unless the Company’s stock price increases above the stock price on the grant date;

•

Service-vesting RSUs, representing the right to receive, upon satisfaction of service vesting conditions, shares of our common stock, granted under the 2013 Omnibus Plan. The ultimate value of RSUs is tied to the future value of the Company’s stock price at future service-vesting dates, providing alignment with stockholder expectations for value creation over time. We also believe that service-vesting RSUs provide a strong retention device for our key leaders; and

•

Performance-vesting RSUs, representing the right to receive, upon satisfaction of performance conditions, shares of our common stock, granted under the 2013 Omnibus Plan. These conditional RSUs may only be earned if the Company successfully executes on multi-year performance objectives and the named executive officer remains with the Company over the entire performance period.

A more detailed discussion of the terms of these awards follows.

Equity Awards

All equity awards issued to our named executive officers have been made pursuant to the terms of the 2013 Omnibus Plan. Awards granted under the 2013 Omnibus Plan are subject to the terms and conditions established by the compensation committee in the applicable award agreement and need not be the same for each participant. To date,

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COMPENSATION DISCUSSION AND ANALYSIS

all stock options granted under the 2013 Omnibus Plan have a term of ten years. Generally, equity awards are granted to our eligible employees, including our named executive officers, in connection with our annual award process. Equity awards are generally made in the first quarter of the year, on a consistent schedule shortly following the public release of our annual earnings.

2020 Equity Awards

The compensation committee determined that, like 2019, the annual equity grant for 2020 should include a mix of options and RSUs, a portion of which RSUs are subject to service vesting conditions and a portion of which are subject to performance vesting conditions. For 2020, the mix of equity awards remained highly performance-based thus providing alignment with stockholders and also continuing to encourage retention.

In February 2020, the compensation committee approved annual equity awards for our employees, including our named executive officers. Based on recommendations from Exequity LLP, reviewing compensation best practices of public companies generally, reviewing compensation practices of our peer group, and consideration of other factors deemed appropriate, the compensation committee decided to grant long-term incentive equity awards for 2020 as follows: 40% of the annual grant was awarded in the form of performance vesting RSUs (“Performance RSUs”), half of which vest based on the Company’s earnings before taxes (“EBT”) and a relative TSR modifier, and half of which vest based on the Company’s EBT margin (“EBT Margin”) and a relative TSR modifier, each as described below; 40% of the annual grant was awarded in the form of service vesting RSUs (“Service RSUs”); and 20% of the annual grant was awarded in the form of service vesting nonqualified stock options.

The Performance RSUs are eligible to vest based on performance over a three-year period (with performance goals for each calendar year during the performance period applicable to each award tranche), and will be payable (or settled) in shares of our common stock as soon as practicable following the date that the compensation committee determines and certifies the applicable level of performance achieved following the end of such three-year performance period, subject to continued employment through such certification date.

Performance RSUs based on a EBT performance goal are eligible to vest based upon our achievement of EBT over a three-year performance period beginning on January 1, 2020, and ending on December 31, 2022, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the applicable level of performance achieved for the fiscal 2022 tranche. EBT for this purpose is calculated as our net income before provision for income tax. The levels of EBT performance that will result in an award of the “threshold,” “target” or “maximum” number of shares under these Performance RSUs are as shown in the following table, with linear interpolation used in the event that the actual results do not fall directly on one of the performance levels. If EBT is below the threshold, no Performance RSUs based on EBT will vest.

Performance Level	2020 EBT Performance Goal	2021 EBT Performance Goal	2022 EBT Performance Goal	Attainment Percentage(1)
Threshold	$300 million	(2)	(2)	50%
Target	$330 million	(2)	(2)	100%
Maximum	$360 million	(2)	(2)	200%

(1)	Number of shares earned for each tranche is calculated by multiplying the attainment percentage by one-sixth of the target number of shares subject to the award.

(2)	The 2021 and 2022 performance goals associated with this measure will be disclosed at the conclusion of calendar year 2021 and 2022, respectively.

Performance RSUs based on a EBT Margin performance goal are eligible to vest based upon our achievement of EBT Margin over a three-year performance period beginning on January 1, 2020, and ending on December 31, 2022, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the applicable level of performance achieved for the fiscal 2022 tranche. EBT Margin for this purpose is calculated as our net income before provision for income tax. The levels of EBT Margin performance that will result in an award of the “threshold,” “target” or “maximum” number of shares under these Performance RSUs are as shown in the following table, with linear interpolation used in the event that the actual results do not fall directly on one of the performance levels. If EBT Margin is below the threshold, no Performance RSUs based on EBT Margin will vest.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Level	2020 EBT Margin Performance Goal	2021 EBT Margin Performance Goal	2022 EBT Margin Performance Goal	Attainment Percentage(1)
Threshold	5.45%	(2)	(2)	50%
Target	5.85%	(2)	(2)	100%
Maximum	6.25%	(2)	(2)	200%

(1)	Number of shares earned for each tranche is calculated by multiplying the attainment percentage by one-sixth of the target number of shares subject to the award.

(2)	The 2021 and 2022 performance goals associated with this measure will be disclosed at the conclusion of calendar year 2021 and 2022, respectively.

For the avoidance of doubt, while performance is measured with respect to each fiscal year during the performance period, the Performance RSUs based on EBT and EBT Margin that are earned generally will not vest until the third anniversary of the grant date.

The 2020 Performance RSUs also had a special “catch-up” feature for 2020 and 2021 to enhance the incentive power of the award through the entire performance period, allowing for the ability to recapture up to target level performance if achievement over target levels are met in subsequent years. This feature provides that if the actual EBT or EBT Margin achieved for 2020 or 2021 is less than the Target EBT or Target EBT Margin, as applicable, for such year, the named executive officer will have the opportunity to catch-up in the subsequent year up to a maximum of 100% of Target EBT or Target EBT Margin for 2020 and 2021. In order for the catch-up feature to apply, actual 2020 and/or 2021 results must exceed target levels by the amount necessary that, when added to the prior year’s achievement, will equal or exceed target level results. In no event will the catch-up result in an EBT payout factor or EBT Margin payout factor, as applicable, in excess of 100% (prior to application of the TSR Modifier) for any year in which the Target EBT or Target EBT Margin was initially missed.

The 2020 Performance RSUs are also subject to an additional adjustment of -20% or +20%, based on the Company’s relative TSR performance (the “TSR Modifier”), as shown in the following chart:

Relative TSR Performance	TSR Modifier
≥75th percentile	+20% (Payout Factor increased by 20%)
≥25th percentile, but <75th percentile	0% (No adjustment to the Payout Factor)
<25th percentile	-20% (Payout Factor decreased by 20%)

After the end of the performance period, we will (i) calculate the total shareholder return (”TSR”) for the Company and for each company included in our peer group at the time of such calculation, (ii) rank each such company by TSR (lowest to highest), and (iii) determine the percentile rank of the Company’s TSR in such ranking to come up with our relative TSR performance for the performance period.

The TSR Modifier is applied at the end of the three-year performance period. Notwithstanding the preceding, if our TSR is negative, then the maximum EBT payout factor and maximum EBT Margin payout factor that may be achieved is “target” (i.e., not more than a 100% adjusted payout factor). The number of earned EBT and EBT Margin PSUs will not be determinable until the conclusion of the performance period when the TSR Modifier has been calculated.

The compensation committee selected these three performance measures, EBT, EBT Margin and relative TSR, for our 2020 long-term incentive program as it believes they best align with our current stockholder interests of strong financial performance and increased profitability per share. Additionally, EBT and EBT Margin are assessed from absolute measurement approach, thereby providing an internal performance perspective. Relative TSR provides an external performance perspective and encourages our executives to drive Company growth, stimulate high performance, and build long-term stockholder value. Finally, the measures assess performance over three years, linking compensation opportunity to performance over an extended period.

The Service RSUs granted as part of the 2020 long-term incentive compensation program vest over a three-year period, with approximately 33 1/3% of the RSUs granted vesting on each of the first, second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date, and will be payable in shares of our common stock.

The nonqualified stock options granted as part of the 2020 long-term incentive compensation program vest over a four-year period, with approximately 25% of the stock options granted vesting on each of the first, second, third, and fourth

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COMPENSATION DISCUSSION AND ANALYSIS

anniversaries of the grant date, subject to continued employment through the applicable vesting date. Stock options are granted at an exercise price equal to the fair market value (the closing price on the NYSE) of our common stock on the grant date.

The table below shows the long-term incentive award opportunities established by the compensation committee relating to the 2020 long-term incentive compensation program.

Award Opportunity Under 2020 Long-Term Incentive Program

Name	Base Salary	Target as % of Base Salary	Target Long-Term Incentive Opportunity
Sheryl D. Palmer	$1,000,000	400%	$4,000,000
C. David Cone	$550,000	225%	$1,237,500
Darrell C. Sherman	$475,000	160%	$760,000

On February 10, 2020, each of our named executive officers were granted the following equity awards under the 2013 Omnibus Plan and pursuant to our 2020 long-term incentive program:

Name	Options (#)(1)	Service- based RSUs (#)	EBT Performance RSUs (#)	EBT Margin Performance RSUs (#)
Sheryl D. Palmer	112,360	60,883	30,441.5	30,441.5
C. David Cone	34,761	18,836	9,418	9,418
Darrell C. Sherman	21,348	11,568	5,784	5,784

(1)	Stock options have an exercise price of $26.28 per share of common stock.

The actual number of awards granted were calculated by dividing the target long term incentive opportunity by the fair market value on grant date for both Service based RSUs and Performance based RSUs and the calculated Black Scholes value for Options. For further information on the 2020 long-term incentive awards granted to our named executive officers, see the Grants of Plan-Based Awards table below.

CEO Special Equity Award

In recognition of outstanding leadership in the completion of our two recent acquisitions of AV Homes and William Lyon Homes, which when combined, increased the size of the organization by approximately 40%, on February 10, 2020, the compensation committee approved and granted to Ms. Palmer a one-time special equity award (the “Special Equity Award”) with a grant date value equal to $3,000,000. The Special Equity Award was designed as a key retention tool and to further the alignment with the interests of our stockholders by conditioning the vesting of the Special Equity Award on the achievement of performance price targets well in excess of the current price of a share of our common stock (and which would represent all-time highs for our common stock). Ms. Palmer subsequently notified the compensation committee that, in light of the COVID-19 pandemic and its potential impact on the Company’s business and industry, and the economy in general, she wished to voluntarily forego, effective immediately, the Special Equity Award. On April 8, 2020, the compensation committee, recognizing Ms. Palmer’s leadership and the unprecedented effects of the unfolding national health and economic crisis, accepted and approved Ms. Palmer’s request to forego the Special Equity Award. The Special Equity Award was subsequently cancelled. In accordance with SEC rules, the grant date value of the Special Equity Award appears in the Summary Compensation Table below, despite the cancellation of the award.

2020 Performance Determinations With Respect to Outstanding Equity Awards

2018 Performance RSUs

In fiscal 2018, we granted our named executive officers Performance RSUs, half of which vested based on a relative TSR goal, and the remaining half of which vested based on achievement of return on net assets (“RONA”) goals.

Performance RSUs based on a RONA performance goal were eligible to vest based upon our achievement of RONA over a three-year performance period beginning on January 1, 2018 and ending on December 31, 2020, subject to the named executive officer’s continued employment through the date that the compensation committee determines and

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COMPENSATION DISCUSSION AND ANALYSIS

certifies the applicable level of performance achieved. RONA for this purpose is calculated as the quotient of (x) our net income from continuing operations in each of fiscal 2018, fiscal 2019, and fiscal 2020, respectively, divided by (y) our net average assets in each of fiscal 2018, fiscal 2019, and fiscal 2020, respectively (using our net asset balances (i.e., total assets less cash and less total liabilities) at the beginning and end of fiscal 2018, fiscal 2019 and fiscal 2020, respectively). The levels of RONA performance that would result in an award of the “threshold,” “target” or “maximum” number of shares under these Performance RSUs are as shown in the following table, with linear interpolation used in the event that the actual results do not fall directly on one of the performance levels. If RONA is below the threshold, no shares will vest.

Performance Level	2018 RONA Performance Goal	2019 RONA Performance Goal	2020 RONA Performance Goal	Attainment Percentage(1)
Threshold	11%	12%	13%	50%
Target	13%	14%	15%	100%
Maximum	15%	16%	17%	175%

(1)	Number of shares earned is calculated by multiplying the attainment percentage by one-third of the target number of shares subject to award.

In March 2019, our compensation committee certified the 2018 RONA Performance Goal to be achieved at 17.71% resulting in an attainment percentage of 175%. In March 2020, our compensation committee certified the 2019 RONA Performance Goal to be achieved at 14.5% resulting in an attainment percentage of 118.4%. In March 2021, our compensation committee certified the 2020 RONA Performance Goal to be achieved at 15.2% resulting in an attainment percentage of 106%. Based on these results, our named executive officers earned the number of Performance RSUs set forth in the following table:

Name	2018 Tranche Target 2018 RONA-Based Performance RSUs	2018 Tranche Earned 2018 RONA-Based Performance RSUs	2019 Tranche Target 2018 RONA-Based Performance RSUs	2019 Tranche Earned 2018 RONA-Based Performance RSUs	2020 Tranche Target 2018 RONA-Based Performance RSUs	2020 Tranche Earned 2018 RONA-Based Performance RSUs
Sheryl D. Palmer	13,982	24,469	13,982	16,555	13,982	14,821
C. David Cone	4,129	7,226	4,129	4,889	4,129	4,377
Darrell C. Sherman	2,433	4,258	2,433	2,881	2,433	2,579

For the avoidance of doubt, while performance is measured with respect to each fiscal year during the performance period, the Performance RSUs based on RONA that are earned generally will not vest until the third anniversary of the grant date. The 2018 Performance RSUs based on RONA earned by our named executive officers were settled on March 10, 2021.

The performance levels and payout factors with respect to the 2018 Performance RSUs based on a TSR performance goal are summarized in the table below:

Performance Level	2018 Performance RSU Relative TSR Goal(1)	Payout Factor
Threshold	35th Percentile	50%
Target	55th Percentile	100%
Maximum	75th Percentile	175%

(1)	The maximum payout factor for the TSR-based Performance RSUs was limited to 100% if TSR for the performance period was negative.

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COMPENSATION DISCUSSION AND ANALYSIS

In March 2021, our compensation committee certified our relative TSR for the 2018-2020 performance period was in the 33rd percentile, resulting in a payout factor of 0%. To determine the number of 2018 TSR-based Performance RSUs earned, the target number of RSUs was multiplied by the payout factor. Based on these results, our named executive officers earned the number of Performance RSUs set forth in the following table:

Name	Target 2018 TSR-Based Performance RSUs	TSR Payout Factor	Earned TSR-Based Performance RSUs
Sheryl D. Palmer	41,946	0%	0
C. David Cone	12,387	0%	0
Darrell C. Sherman	7,299	0%	0

2019 Performance RSUs

In fiscal 2019, we granted our named executive officers Performance RSUs, half of which vested based on a relative TSR goal, and the remaining half of which vested based on achievement of RONA goals.

Performance RSUs based on a RONA performance goal are eligible to vest based upon our achievement of RONA over a three-year performance period beginning on January 1, 2019 and ending on December 31, 2021, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the applicable level of performance achieved. RONA for this purpose is calculated as the quotient of (x) our net income from continuing operations in each of fiscal 2019, fiscal 2020, and fiscal 2021, respectively, divided by (y) our net average assets in each of fiscal 2019, fiscal 2020, and fiscal 2021, respectively (using our net asset balances (i.e., total assets less cash and less total liabilities) at the beginning and end of fiscal 2019, fiscal 2020 and fiscal 2021, respectively). The levels of RONA performance that will result in an award of the “threshold,” “target” or “maximum” number of shares under these Performance RSUs are as shown in the following table, with linear interpolation used in the event that the actual results do not fall directly on one of the performance levels. If RONA is below the threshold, no shares will vest.

Performance Level	2019 RONA Performance Goal	2020 RONA Performance Goal	2021 RONA Performance Goal	Attainment Percentage(1)
Threshold	12%	13%	13%	50%
Target	14%	15%	15%	100%
Maximum	16%	17%	17%	200%

(1)	Number of shares earned is calculated by multiplying the attainment percentage by one-third of the target number of shares subject to award.

In March 2020, our compensation committee certified the 2019 RONA Performance Goal to be achieved at 14.4% resulting in an attainment percentage of 118.0%. In March 2021, our compensation committee certified the 2020 RONA Performance Goal to be achieved at 15.2% resulting in an attainment percentage of 108.0%. Based on these results, our named executive officers earned the number of Performance RSUs set forth in the following table:

Name	2019 Tranche Target 2019 RONA-Based Performance RSUs	2019 Tranche Earned 2019 RONA-Based Performance RSUs	2020 Tranche Target 2019 RONA-Based Performance RSUs	2020 Tranche Earned 2019 RONA-Based Performance RSUs(1)
Sheryl D. Palmer	18,316	21,635	18,316	19,759
C. David Cone	5,666	6,693	5,666	6,112
Darrell C. Sherman	3,480	4,111	3,480	3,753

(1)

Number of shares earned is calculated by multiplying the attainment percentage by one-third of the target number of shares subject to award; however due to an administrative rounding error the 2019 tranche was reported as earned with respect to a number of RSUs greater than actually earned, accordingly, the earned RSUs in respect of the 2020 tranche was adjusted downward slightly to correct for the administrative error. The 2020 tranche for the earned 2019 RONA-Based Performance RSUs were adjusted downward by 22 RSUs for Ms. Palmer, 7 RSUs for Mr. Cone and 5 RSUs for Mr. Sherman.

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COMPENSATION DISCUSSION AND ANALYSIS

For the avoidance of doubt, while performance is measured with respect to each fiscal year during the performance period, the Performance RSUs based on RONA that are earned generally will not vest until the third anniversary of the grant date.

2020 Performance RSUs

In March 2021, our compensation committee certified the 2020 EBT Performance Goal for the Performance RSUs to be achieved at 356.3 million resulting in an initial attainment percentage of 187.7% for the 2020 tranche, and the 2020 EBT Margin Performance Goal for the Performance RSUs to be achieved at 5.8% resulting in an initial attainment percentage of 95.4% for the 2020 tranche. The initial attainment percentages for the 2020 tranche are not final and are subject to further adjustment (upward or downward) at the conclusion of the three-year performance period based on the applicable TSR Modifier. In addition, subject to 2021 performance, the 2020 tranche of the 2020 EBT Margin Performance RSUs may be adjusted upward through application of the special “catch up” feature described above.

Long-Term Incentives—Cash

Build to Rent Incentive Plan

On December 1, 2020, the compensation committee approved the Build to Rent Incentive Plan (the “BTR Incentive Plan”), a project-based cash bonus plan for certain of our employees, including our named executive officers.

The BTR Incentive Plan establishes a bonus pool for each project (or group of projects) that will be funded based on the percentage of EBT achieved by the Company in connection with the completion of the sale of each build to rent project. Each bonus pool will be divided into three sub-pools: a division bonus pool (for eligible division participants), a corporate bonus pool (for eligible corporate participants) and a discretionary bonus pool (generally, for employees who are not otherwise specifically designated as participants in the BTR Incentive Plan, but who contributed in a meaningful way to the build to rent project). Unless otherwise determined by the compensation committee, it is not contemplated that bonuses would be payable in respect of any project which does not achieve an EBT level to the Company of at least 10%. The amount of the bonus pool to be funded for each project will range from 15% up to 25% of the achieved EBT for such project. Each participant’s share of the applicable project bonus sub-pool will be determined based on the relative amount of his or her annual target bonus among all the participants in that sub-pool, weighted by a factor specified by the compensation committee to reflect the participant’s relative contribution to the project. Bonuses may be prorated if the participant was not involved in the specific project for the entire project period.

Participants and their applicable share of the project bonus pool may vary for each build to rent project. Based on the current timeline for completion of the first build to rent project covered by the BTR Incentive Plan, it is not currently expected that any payouts under the BTR Incentive Plan would occur until 2022.

Other Program Attributes

Stock Ownership & Retention Requirements (Executive Officers)

The compensation committee believes it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our Company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. Our compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period.

In March 2018, our board of directors adopted stock ownership and retention guidelines that require our executive officers to own shares of our common stock having an aggregate value no less than the following:

Position	Share Ownership Guideline
Chief Executive Officer	6 x annual base salary
Other Executive Officers	2 x annual base salary

Generally, our executive officers must achieve the required ownership level within four years from the date that he or she first became an executive officer; however, with respect to our executive officers who were serving as of March 2018, such executive officers will have until March 2022 to achieve the required minimum ownership level. Until the

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COMPENSATION DISCUSSION AND ANALYSIS

minimum ownership level is attained, executive officers must retain at least 50% of their equity, on a net, after-tax basis, in the Company (e.g., all forms of equity of the Company or convertible or exercisable into equity of the Company, whether vested or unvested, owned or beneficially owned, including stock option and restricted stock units granted under the under the 2013 Omnibus Plan). As of December 31, 2020, all of our executive officers either met the minimum ownership guidelines or are on track to meet the minimum ownership guidelines prior to March 2022.

See “Director Compensation—Stock Retention Policy” for additional information relating to our equity ownership policy for non-employee directors.

Anti-Hedging Policy

We have an anti-hedging policy in place that is applicable to all employees (including our executive officers and directors), prohibiting purchases of our stock on margin, calls or similar options on our stock, or selling our stock short.

Clawback Policies

Under our bonus clawback policy, we may recover all or part of any incentive annual cash bonus compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material financial restatement, where our board of directors determines that fraud or misconduct led to the need for such restatement and where cash bonuses paid for the years subject to restatement would have been materially lower. In addition, if an equity plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, then the award will be cancelled with respect to any excess value, and the individual must promptly repay to us any such amount already received.

Our equity-based awards provide that all vested equity-based awards will be forfeited by our executives automatically upon a breach by them of any of the post-employment restrictive covenants (e.g. non-competes) to which they are subject. The executive would also be responsible for damages suffered by us in connection with any such breach. We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business.

In addition, we reserve the right to adopt any additional clawback policies as may be necessary to protect our compensation policies and objectives and as may be required by law.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short-and long-term disability coverage, a 401(k) defined contribution plan and a home purchase rebate program providing employees with a 5.5% rebate on purchases of homes built by us.

Employees who have been with us since on or before December 31, 2010, including certain of our named executive officers, were eligible to accrue pension benefits under a cash balance pension plan, which was frozen to new accruals and participants as of December 31, 2010. Under this plan, prior to 2011, our predecessor company contributed a specified percentage of each employee’s salary each quarter (generally based on the participant’s age) to the participant’s account balance, and employees vested in their accounts after five years of service. For further information on pension benefits for our named executive officers, see the “Pension Benefits” table.

Perquisites for our named executive officers are limited to monthly auto allowances. While perquisites help to provide competitive total compensation packages to the named executive officers in a cost-efficient manner by providing a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation programs. In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement  | 37

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements, Severance Protection and Restrictive Covenant Agreements

Each of our named executive officers is party to an employment agreement with Taylor Morrison, Inc. (collectively, the “Employment Agreements”), which specifies the terms of the individual’s employment including certain compensation levels and is intended to assure us of the executive’s continued employment and provide stability in our senior management team.

Each Employment Agreement provides that the named executive officer’s employment under their respective agreement will continue in effect until terminated by us or by the named executive officer. Ms. Palmer and Messrs. Cone and Sherman are each party to a restrictive covenant agreement, which includes an 18-month post-employment non-compete and non-solicit of customers and employees in connection with certain terminations of employment; however, for Messrs. Cone and Sherman, if the termination is without cause by us or the executive resigns for good reason, the covenants apply only through the duration of the period in which the executive is receiving severance. In addition to the restrictive covenant agreements, each Employment Agreement includes restrictive covenants pertaining to confidential information, nondisparagement and intellectual property, and, in addition, Messrs. Cone and Sherman each have a two-year post-termination non-solicit of employees and non-solicit of customers and suppliers.

Each Employment Agreement provides salary continuation and other benefits in the event of certain terminations of employment. Each Employment Agreement also provides that (i) with respect to any equity awards granted to the named executive officer that vest based on the achievement of performance goals (“Performance Awards”), upon a “change in control” (as defined in the 2013 Omnibus Plan), all applicable performance goals will be deemed achieved at the “target” level and such named executive officer will be eligible to vest in each such Performance Award on the last date of the service period applicable to such award, subject to the named executive officer’s employment through that date (with vesting accelerated upon a CIC Qualifying Termination, as defined below in “Potential Payments upon Termination of Employment or Change in Control”), and (ii) upon a CIC Qualifying Termination, the named executive officer will vest in any equity awards, other than Performance Awards, that he or she then has outstanding. The provision regarding vesting acceleration upon a CIC Qualifying Termination is generally consistent with default treatment under the 2013 Omnibus Plan (except with respect to the deemed level of performance for Performance Awards). The Company does not provide any gross ups for excise or other penalty taxes related to compensation paid to any of its executives, including our NEOs.

These payments and benefits are designed to provide financial security in the event of certain corporate transactions and/or termination of employment, as well as consideration for the executive’s compliance with certain post-employment restrictive covenants. We believe these provisions aid in the retention of our executives who are critical to the success and operation of our business while also protecting important business objectives through restrictive covenants. See “Potential Payments upon Termination of Employment or Change in Control” for a discussion of severance and change in control payments payable to our named executive officers pursuant to their employment agreements.

Ms. Palmer’s Employment Agreement continues to provide her with an opportunity to receive a special retirement bonus of $1,000,000 if she voluntarily terminates her employment with us and does not resume employment in the homebuilding industry in any capacity for five years. If Ms. Palmer resumes employment in the homebuilding industry within five years of such voluntary termination, she will be required to repay the bonus to us.

Accounting Matters

Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the compensation committee considers in determining the amount, form and design of each pay component for our named executive officers, but it is only one of many factors considered in setting such compensation.

Certain Tax Matters

In general, Section 162(m) of the U.S. tax code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer and other named executive officers.

38 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

As in previous years, the potential deductibility of compensation is only one of many considerations that our compensation committee will take into account when establishing the compensation paid to our named executive officers, and we believe it is important that our compensation committee retain flexibility and authority to grant or adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, or to attract and retain key executive talent, even if this results in the payment of compensation that is not deductible by us (whether by application of Section  162(m), to the extent applicable, or otherwise).

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on its reviews and discussion with management, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Taylor Morrison Home Corporation 2021 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION COMMITTEE

Anne L. Mariucci (Chair)
Gary H. Hunt
Peter Lane
Andrea Owen

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table summarizes the compensation earned by, or awarded or paid to, each of our named executive officers for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Sheryl D. Palmer	2020	1,000,000	—	3,200,010	3,800,003	2,331,000	8,884	37,892	10,377,789
President, Chief Executive	2019	1,000,000	—	3,035,781	1,000,000	3,230,677	11,674	26,756	8,304,888
Officer and Chairman of the Board of Directors	2018	1,000,000	436,250	3,053,803	1,000,003	1,254,800	(2,771)	30,780	6,772,865
C. David Cone	2020	567,420	—	990,020	247,498	985,102	—	16,464	2,806,504
Executive Vice President and	2019	550,000	—	939,168	309,373	1,332,654	—	36,737	3,167,932
Chief Financial Officer	2018	546,032	86,250	901,813	295,313	511,271	—	19,335	2,360,014
Darrell C. Sherman	2020	491,867	—	608,014	151,998	853,983	2,530	18,909	2,127,301
Executive Vice President, Chief	2019	475,000	—	576,790	190,002	1,150,929	3,173	19,979	2,415,874
Legal Officer and Secretary	2018	466,827	86,250	531,391	173,998	436,888	(1,088)	19,339	1,713,605
(1)

The amounts shown in this column are the aggregate grant date fair values, assuming no risk of forfeiture, calculated in accordance with FASB ASC Topic 718 for Performance RSUs and Service RSUs granted during the applicable year using the assumptions discussed in Note 13 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The grant date fair value of the Service RSU awards was calculated using the closing price of our common stock on the grant date multiplied by the number of shares underlying the Service RSU award. The grant date fair value of the Performance RSUs to be earned based on our EBT performance with a TSR Modifier was calculated using grant date fair value on the grant date. The grant date fair value of the Performance RSUs to be earned based on our EBT Margin with a TSR Modifier was calculated using grant date fair value on the grant date.

The following amounts represent the grant date fair value of the 2020 EBT-based RSUs assuming maximum level of performance achievement determined at the time of grant (220% of the target award, which assumes application of a +20% TSR modifier): Ms. Palmer—$1,760,006, Mr. Cone—$544,511 and Mr. Sherman—$334,408. The following amounts represent the grant date fair value of the 2020 EBT Margin-based RSUs assuming maximum level of performance achievement determined at the time of grant (220% of the target award, which assumes application of a +20% TSR modifier): Ms. Palmer—$1,760,006, Mr. Cone—$544,511 and Mr. Sherman—$334,408.

(2)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of stock option awards calculated in accordance with FASB ASC Topic 718. We use the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 13 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

For Ms. Palmer, $3,000,000 of the value in this column represents the grant date fair value of her Special Equity Award, calculated in accordance with FASB ASC Topic 718. The Special Equity Award was subsequently cancelled, but the value is included in the Summary Compensation Table in accordance with SEC rules.

(3)

The amounts reported in this column were earned under our annual cash incentive bonus program for the applicable year, which is described above (see “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Annual Cash Incentive Bonuses”).

(4)

These amounts do not represent realized compensation; rather, they represent an actuarial adjustment to the present value of accumulated benefits under our Taylor Morrison Cash Balance Pension Plan from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year. See below under the heading “Pension Benefits” for additional details.

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COMPENSATION DISCUSSION AND ANALYSIS

(5)	For each of our named executive officers, “All Other Compensation” for 2020 consists of the payments that are shown in the table below:

Name		401(k) Company Match ($)	Company Paid Life Insurance Premiums ($)	Auto Allowance ($)	Perquisites(a) ($)	Total ($)
Sheryl D. Palmer	2020	10,258	966	14,511	12,157	37,892
C. David Cone	2020	8,243	966	7,255	0	16,464
Darrell C. Sherman	2020	10,688	966	7,255	0	18,909

(a)	This amount includes commuting expenses for personal use of a rented jet, a holiday gift card, and related tax gross-ups for these perquisites.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table summarizes awards under our annual cash incentive bonus program, and awards granted under the 2013 Omnibus Plan as part of our 2020 long-term incentive plan to each of our named executive officers in the year ended December 31, 2020.

Name and Type of Award		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sheryl D. Palmer
2020 Bonus Program		103,846	2,076,966	2,357,309
Options(4)	2/10/2020								112,360	26.28	800,003
Special Equity Award(7)	2/10/2020								423,175	26.28	3,000,000
Service RSUs(4)	2/10/2020							60,883			1,600,005
Performance RSUs(4)(5)	2/10/2020				9,132.45	30,441.50	66,971.3				800,003
Performance RSUs(4)(6)	2/10/2020				9,132.45	30,441.50	66,971.3				800,003
BTR Incentive Plan(8)			n/a	n/a
C. David Cone
2020 Bonus Program		43,846	876,940	993,846
Options(4)	2/10/2020								34,761	26.28	247,498
Service RSUs(4)	2/10/2020							18,836			495,010
Performance RSUs(4)(5)	2/10/2020				2,825.4	9,418	20,719.6				247,505
Performance RSUs(4)(6)	2/10/2020				2,825.4	9,418	20,719.6				247,505
BTR Incentive Plan(8)			n/a	n/a
Darrell C. Sherman
2020 Bonus Program		38,005	760,112	861,443
Options(4)	2/10/2020								21,348	26.28	151,998
Service RSUs(4)	2/10/2020							11,568			304,007
Performance RSUs(4)(5)	2/10/2020				1,735.2	5,784	12,724.8				152,003
Performance RSUs(4)(6)	2/10/2020				1,735.2	5,784	12,724.8				152,003
BTR Incentive Plan(8)			n/a	n/a

(1)

Under our annual cash incentive bonus program, each named executive officer is eligible to receive an annual cash incentive bonus for the fiscal year, the amount of which will vary depending on the degree of attainment of certain performance goals, as described in “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Annual Cash Incentive Bonuses.” These columns show the potential amount of the bonus if performance goals were attained at certain threshold, target or stretch (maximum) levels. Note that the “threshold” amount assumes that the only performance goal achieved (at the threshold level) was the goal that accounts for the least weight in our calculation of the Actual Attainment Percentage when achieved at the threshold level.

(2)

Amounts reflect the Performance RSUs granted under our 2020 long-term incentive program. Performance RSUs will be eligible to vest at the end of the three-year performance period based upon the Company’s performance against EBT goals and EBT Margin goals, subject to the named executive officer’s continued employment through the date after the performance period that the compensation committee determines and certifies the applicable level of performance achieved. The threshold amounts shown reflect the number of shares which will be delivered assuming that threshold attainment is met for the performance goals, including application of a -20% TSR modifier. The maximum amounts shown reflect the number of shares which will be delivered assuming maximum attainment against performance goals, including application of a +20% TSR modifier. Please refer to the “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Long-Term Incentives—Equity Based—2020 Equity Awards” for additional information.

(3)

Amounts in this column show the grant date fair value of the stock options, Service RSU awards and Performance RSU awards granted to our named executive officers using the assumptions discussed in Note 13 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant. The grant date fair value of the Performance RSU awards were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date.

(4)	Amounts represent grants of stock options, Service RSUs and Performance RSUs with respect to our annual long-term incentive plan.

42 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

(5)	Represents Performance RSUs which vest subject to our EBT with a relative TSR Modifier.

(6)	Represents Performance RSUs which vest subject to our EBT Margin with a relative TSR Modifier.

(7)	Represents Ms. Palmer’s Special Equity Award, which was subsequently cancelled on April 8, 2020.

(8)

Under BTR Incentive Plan, each named executive officer is eligible to receive a cash bonus based on an established bonus pool for each project (or group of projects) that will be funded based on the percentage of EBT achieved by the Company in connection with the completion of the sale of each build to rent project. Each named executive officer’s share of the applicable project bonus sub-pool will be determined based on the relative amount of his or her annual target bonus among all the participants in that sub-pool, weighted by a factor specified by the compensation committee to reflect the participant’s relative contribution to the project, as described in “Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Programs—Overview—Long-Term Incentives—Cash — Build to Rent Incentive Plan.” As payouts under the BTR Incentive Plan are based on the amount of EBT achieved from the sale of each project and the participant’s applicable share of the project bonus pool (which may vary for each build to rent project), we are unable to estimate the potential payouts for each of our named executive officers under each build to rent project. Based on the current timeline for completion of the first build to rent project covered by the BTR Incentive Plan, it is not currently expected that any payouts under the BTR Incentive Plan would occur until 2022.

See “Compensation Discussion and Analysis—Other Program Attributes—Employment Agreements, Severance Protection and Restrictive Covenant Agreements” for additional details regarding the employment agreements with our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of our named executive officers as of the end of 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(2)
Sheryl D. Palmer
Options	4/12/2013	200,000	—	22.00	4/12/2023
Options	2/9/2015	102,199	—	18.73	2/9/2025
Options(3)	2/8/2016	239,071	—	11.30	2/8/2026
Options(3)	2/2/2017	120,192	40,064	18.74	2/2/2027
Service RSUs(4)	2/2/2017					15,564	399,217	—	—
Options(3)	2/12/2018	75,415	75,415	23.84	2/12/2028
Service RSUs(6)	2/12/2018					13,982	358,638	—	—
Performance RSUs(5)	2/12/2018					55,845	1,432,424	0	0
Options(3)	2/19/2019	53,191	159,575	18.18	2/19/2029
Service RSUs(6)	2/19/2019					36,671	940,611	—	—
Performance RSUs(5)	2/19/2019					41,394	1,061,756	73,380	1,882,197
Options(3)	2/10/2020	—	112,360	26.28	2/10/2030
Service RSUs(6)	2/19/2020					60,883	1,561,649	—	—
Performance RSUs(5)	2/19/2020					—	—	60,883	1,561,649
C. David Cone
Options	4/12/2013	175,000	—	22.00	4/12/2023
Options	2/9/2015	22,386	—	18.73	2/9/2025
Options(3)	2/8/2016	68,306	—	11.30	2/8/2026
Options(3)	2/2/2017	36,057	12,020	18.74	2/2/2027
Service RSUs(4)	2/2/2017					4,669	119,760	—	—
Options(3)	2/12/2018	22,271	22,271	23.84	2/12/2028
Service RSUs(6)	2/12/2018					4,129	105,909	—	—
Performance RSUs(5)	2/12/2018					16,492	423,020	0	0
Options(3)	2/19/2019	16,456	49,368	18.18	2/19/2029
Service RSUs(6)	2/19/2019					11,345	290,999	—	—
Performance RSUs(5)	2/19/2019					12,805	328,448	22,702	582,306
Options(3)	2/10/2020	—	34,761	26.28	2/10/2030
Service RSUs(6)	2/10/2020					18,836	483,143	—	—
Performance RSUs(5)	2/10/2020					—	—	18,836	483,143
Darrell C. Sherman
Options(3)	2/8/2016	8,782		11.30	2/8/2026
Options(3)	2/2/2017	7,297	7,298	18.74	2/2/2027
Service RSUs(4)	2/2/2017					2,835	72,718	—	—
Options(3)	2/12/2018	6,561	13,122	23.84	2/12/2028
Service RSUs(6)	2/12/2018					2,433	62,406	—	—
Performance RSUs(5)	2/12/2018					9,718	249,267	0	0
Options(3)	2/19/2019	10,106	30,320	18.18	2/19/2029
Service RSUs(6)	2/19/2019					6,968	178,729	—	—
Performance RSUs(5)	2/19/2019					7,864	201,712	13,942	357,612
Options(3)	2/10/2020	—	21,348	26.28	2/10/2030
Service RSUs(6)	2/10/2020					11,568	296,719	—	—
Performance RSUs(5)	2/10/2020					—	—	11,568	296,719

44 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

(1)	For additional information on vesting upon specified termination events or a change in control, see “—Potential Payments Upon Termination of Employment or Change in Control.”

(2)	Calculated using the NYSE closing price of $25.65 per share of our common stock on December 31, 2020, the last trading day of 2020.

(3)

These stock options vest and become exercisable ratably in four substantially equal installments of 25% of the stock options granted on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(4)

Service RSUs vest ratably in three substantially equal installments of 33 1/3% of the RSUs granted on each of the second, third and fourth anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(5)

Performance RSUs vest based on the achievement of performance goals over a three-year performance period, generally subject to continued employment through the final date that the compensation committee determines and certifies the level of performance achieved under the applicable performance measures following the end of the three-year performance period for Performance RSUs that vest based on TSR and at the end of each year in the three-year performance period for Performance RSUs that vest based on RONA, EBT and EBT Margin; provided that the Performance RSUs that vest on EBT and EBT Margin will not be determinable until the end of the three-year performance period when the TSR modifier is applied to each tranche of the awards. Amounts in the “Number of Units That Have Not Vested” column reflect the number of Performance RSUs for which the performance has been determined (based on performance through December 31, 2020) and amounts in the “Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested” column reflect the target number of Performance RSUs that could vest as of the end of the performance period. See “Compensation Discussion and Analysis — Key Elements of Our Executive Compensation Programs — Overview — Long-Term Incentives—Equity Based” for additional information regarding the performance periods applicable to the respective performance measures.

(6)

Service RSUs vest ratably in three substantially equal installments of 33 1/3% of the RSUs granted on each of the first, second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date.

Option Exercises and Stock Vested Table

The following table provides information concerning the exercise and/or vesting of equity awards during 2020 on an aggregated basis for each of our named executive officers.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sheryl D. Palmer	102,829	2,647,766
C. David Cone	30,585	787,659
Darrell C. Sherman	17,838	459,075

(1)	The values realized on vesting was based on the closing price of our common stock on the NYSE on the applicable vesting dates as set forth below for each of our named executive officers.

a.	Ms. Palmer’s value is based on the following:

Award	Vesting Date	Number of RSUs Vested/Settled	Closing Price per Share on Vesting Date
2016 Service-based RSU	2/8/2020	25,812	$26.20
2017 Service-based RSU	2/2/2020	15,564	$25.88
2018 Service-based RSU	2/12/2020	13,982	$26.79
2019 Service-based RSU	2/19/2020	18,335	$27.80
2017 RONA Performance RSUs	3/3/2020	29,136	$23.49

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COMPENSATION DISCUSSION AND ANALYSIS

b.	Mr. Cone’s value is based on the following:

Award	Vesting Date	Number of RSUs Vested/Settled	Closing Price per Share on Vesting Date
2016 Service-based RSU	2/8/2020	7,375	$26.20
2017 Service-based RSU	2/2/2020	4,669	$25.88
2018 Service-based RSU	2/12/2020	4,129	$26.79
2019 Service-based RSU	2/19/2020	5,672	$27.80
2017 RONA Performance RSUs	3/3/2020	8,740	$23.49

c.	Mr. Sherman’s value is based on the following:

Award	Vesting Date	Number of RSUs Vested/Settled	Closing Price per Share on Vesting Date
2016 Service-based RSU	2/8/2020	3,780	$26.20
2017 Service-based RSU	2/2/2020	2,835	$25.88
2018 Service-based RSU	2/12/2020	2,433	$26.79
2019 Service-based RSU	2/19/2020	3,483	$27.80
2017 RONA Performance RSUs	3/3/2020	5,307	$23.49

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Sheryl D. Palmer	Taylor Morrison Cash Balance Pension Plan	15.0	120,871	—
Darrell C. Sherman	Taylor Morrison Cash Balance Pension Plan	12.0	26,889	—

(1)

As of December 31, 2020, each participating named executive officer was fully vested in his or her respective retirement plan benefit. Pursuant to the terms of the Taylor Morrison Cash Balance Pension Plan, a year of service is credited once a participant has worked 1,000 hours in that year. Mr. Cone does not participate in the Taylor Morrison Cash Balance Pension Plan as he began employment with us on October 15, 2012, and the plan was frozen as of December 31, 2010.

(2)

These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective named executive officer under the Taylor Morrison Cash Balance Pension Plan as of December 31, 2020. The following key actuarial assumptions and methodologies were used to calculate the present value of accumulated benefits under the Taylor Morrison Cash Balance Pension Plan: a discount rate of 2.42% and Adjusted Pri-2012 Mortality Tables with MP-2020 projection scale.

Pension benefits are provided to our named executive officers under the Taylor Morrison Cash Balance Pension Plan (the “Pension Plan”). Effective December 31, 2010, the Pension Plan was frozen as to new participants and future accruals. Ms. Palmer and Mr. Sherman were each eligible for early retirement under the Pension Plan for 2020.

46 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following table is an overview of the current terms and provisions of the frozen Pension Plan.

Pension Plan
Purpose	To provide a retirement benefit for eligible employees in recognition of their contributions to the overall success of our business.
Eligibility

U.S. salaried and hourly employees, including the named executive officers. The Pension Plan was frozen effective December 31, 2010. Employees hired January 1, 2011, or later are not eligible to participate in the Pension Plan.

Retirement Date & Early Retirement Date

Normal Retirement: The first day of the month coinciding with or next following the participant’s 65th birthday, or if later the participant’s fifth anniversary of joining the Pension Plan.

Early Retirement: The first day of the month coinciding with or next following the participant’s 50th birthday, and has completed at least five years of service with us.

Pension Formula

Normal Retirement: Quarterly credits based on the employee’s age and eligible compensation (including regular compensation for services, commissions, bonuses, leave cash-outs, deferred compensation, but excluding separation payments), with the size of our contributions increasing based on the participant’s age. Our contributions range from 2% to 4% of eligible compensation, plus 1% of eligible compensation over the social security wage base. As of December 31, 2010, the Pension Plan was frozen with regard to pay credits.

Early Retirement: Same as normal retirement, however, if the participant elects to receive payments as of the early retirement date, the benefit will be equal to the actuarial equivalent of the normal retirement benefit.

Form of Benefit

Normal Retirement: Paid as a monthly pension commencing on the participant’s retirement date and continuing for the participant’s life, with survivor benefits following the participant’s death continuing to the participant’s spouse during the spouse’s life at a rate equal to 50% of the rate at which such benefits were payable to the participant (i.e., a joint and 50% survivor annuity). A participant who is unmarried at the time benefits become payable under the Pension Plan shall be entitled to a monthly pension continuing for the participant’s life. However, the form of distribution of such benefit shall be determined pursuant to the provisions of the pension plan (i.e., one lump-sum cash payment, monthly pension payable over the life of the participant, etc.).

Early Retirement: Same as normal retirement.

Potential Payments Upon Termination of Employment or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on December 31, 2020. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.

Severance Benefits

Under the Employment Agreements, upon a termination without “cause” or a resignation for “good reason” (each as defined in the Employment Agreements and referred to herein as a “Qualifying Termination”), in addition to receiving his or her accrued but unpaid base salary, benefits, vacation pay, reimbursable expenses, and annual bonus earned but not paid in respect of a prior year (together, the “Accrued Benefits”), each named executive officer would be entitled to receive, subject to execution of a release of claims, (a) 12 months (30 months for Ms. Palmer) of continued base salary, (b) a 12-month (30-months for Ms. Palmer) COBRA subsidy, (c) a prorated annual bonus for the year of

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COMPENSATION DISCUSSION AND ANALYSIS

termination, based on actual performance, and (d) up to 12 months of outplacement assistance. However, if such termination occurs at any time (x) following the execution of a definitive agreement with a third party that, if consummated, would result in a “change in control” (as defined in the 2013 Omnibus Plan), but before such transaction is consummated (and subject to such consummation), or (y) within 24 months following a “change in control” ((x) or (y), as applicable, a “CIC Qualifying Termination”), then the payments in clause (a) are instead a lump sum payment equal to 1.5 times (2.5 times for Ms. Palmer) the sum of an named executive officer’s base salary and the higher of his or her target bonus or average annual bonus paid in or payable in respect of (whichever results in a higher average) the three completed calendar years that preceded the date of termination, and the prorated bonus in clause (c) will be prorated based on target level of performance.

Ms. Palmer’s Employment Agreement also provides her with an opportunity to receive a special retirement bonus in the amount of $1,000,000, if she voluntarily terminates her employment from the homebuilding industry and does not resume employment in the industry in any capacity for a period of five years following such departure. The special retirement bonus is payable in equal installments over the period that the first $1,000,000 in cash severance would have otherwise been payable if Ms. Palmer resigned for good reason or if we had terminated her employment without cause. In the event that Ms. Palmer resumes employment in the homebuilding industry within such five-year period, she will be required to repay the special retirement bonus to us.

For purposes of the Employment Agreements, “cause” generally means (i) a material breach by the named executive officer of his or her respective employment agreement, any equity agreement or any of our policies (subject to up to a 15-day period to cure such breach or failure if reasonably susceptible to cure); (ii) the named executive officer’s gross negligence or willful misconduct, which is injurious to us (subject to up to a 15-day period to cure such breach or failure if reasonably susceptible to cure); or (iii) the named executive officer’s conviction of, or guilty plea (or plea of nolo contendere) or confession to, a felony or other crime involving dishonesty, fraud, breach of any fiduciary obligation to our board of directors or any of our equity holders, or unethical business conduct.

For purposes of the Employment Agreements, “good reason” generally means (i) any material diminution in the nature or status of named executive officer’s title, duties, responsibilities or authority, including by reason of such executive’s no longer holding a certain position of a publicly traded company following a change in control, (ii) any material diminution in the named executive officer’s base salary or bonus opportunity, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees, (iii) a material breach of the employer’s obligations under the Employment Agreement, or (iv) a change of the named executive officer’s principal place of business to a location more than 50 miles from its then present location; provided, that the named executive officer provides us with written notice of any fact or circumstance believed by him or her to constitute good reason within 90 days of the occurrence of such fact or circumstance and subject to a 30-day period to cure such fact or circumstance.

For purposes of the Employment Agreements, “change in control” has the same meaning contained in the 2013 Omnibus Plan (or any successor plan thereto).

Ms. Palmer and Messrs. Cone and Sherman are each party to a restrictive covenant agreement, which includes an 18-month post-employment non-compete and non-solicit of customers and employees in connection with certain terminations of employment; however, for Messrs. Cone and Sherman, if termination is without cause by us or the executive resigns for good reason, the covenants apply only through the duration of the period in which the executive is receiving severance. In addition to the restrictive covenant agreements, each Employment Agreement includes restrictive covenants pertaining to confidential information, nondisparagement and intellectual property, and, in addition, Messrs. Cone and Sherman each have a two-year post-termination non-solicit of employees and non-solicit of customers and suppliers.

Treatment of Equity Awards upon Termination (Not in Connection with a Change in Control). Under the terms of our 2013 Omnibus Plan and the award agreements for awards issued thereunder, upon any termination of employment, whether with or without “cause” or “good reason,” or by reason of an employee’s death or disability, unvested options and RSUs (both Service RSUs and Performance RSUs) are forfeited for no consideration. Vested options may be exercised for a period of 90 days following a termination without “cause” or for “good reason,” and for a period of one year following a termination by reason of death or disability. If an employee is terminated for cause, all of the employee’s options, whether vested or unvested, expire immediately upon termination.

For each of our named executive officers, upon an Eligible Retirement with respect to their equity awards granted in February 2018 and later:

•	Performance RSUs will continue to be eligible to vest at the end of the applicable three-year performance period (based on actual performance); and

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COMPENSATION DISCUSSION AND ANALYSIS

•

Service RSUs and stock options will vest in full, and our named executive officers will generally be permitted to exercise such vested stock options during the one year following such Eligible Retirement.

Under the equity award agreements, an “Eligible Retirement” as a retirement by the named executive officer that is at least 12 months following the applicable grant date at a time when (i) he or she has completed a minimum of five years of employment with the Company and its subsidiaries and attained at least 55 years of age, and (ii) his or her age plus years of consecutive employment equals at least 70. As of December 31, 2020, only Ms. Palmer was qualified to resign for an Eligible Retirement.

Change in Control Benefits

We do not provide our named executive officers with any single-trigger change in control payments or benefits. If a change in control were to have occurred on December 31, 2020, and our named executive officers remained employed by us, there would have been no payments due to our named executive officers under any of our plans.

In addition to the enhanced severance described above following a CIC Qualifying Termination, each named executive officer’s outstanding stock options shall become immediately vested and exercisable and outstanding Service-based RSU awards will become 100% vested upon a CIC Qualifying Termination. For equity awards subject to a performance condition (including Performance RSUs), upon a change in control, all performance goals applicable to awards that vest based on both the completion of a period of service and the satisfaction of a performance condition will be deemed achieved at the “target” level, and such named executive officer will be eligible to vest in the performance award on the last date of the applicable service period, subject to each grantee’s continued employment. However, if the named executive officer experiences a CIC Qualifying Termination, then the grantee will vest in the performance award on the date of termination (or the date of the change in control, if later).

The Employment Agreements provide that, to the extent a named executive officer would be subject to Section 280G or 4999 of the Code, the named executive officer’s parachute payments would be reduced to the extent that no portion of the payment shall be subject to the excise tax, but only if the named executive officer’s net after-tax benefit would exceed what the net after-tax benefit would have been if such reduction were not made and the named executive officer paid the applicable excise tax. No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, or any other U.S. federal, state, and local income tax.

Calculations of Benefits to Which Executives Would be Entitled

The following table summarizes the severance benefits that would have been payable to each of our named executive officers upon a Qualifying Termination, retirement and a CIC Qualifying Termination, assuming that the triggering event or events occurred on December 31, 2020; the dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated to be as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Estimated Payments and Benefits upon Termination or in Connection with a Change in Control

Name and Form of Compensation	Qualifying Termination ($)		Retirement ($)		CIC Qualifying Termination ($)
Sheryl D. Palmer
Base Severance	2,500,000	(1)	—		7,704,648	(7)
Prorated Bonus	2,331,000	(2)	—		2,000,000	(8)
Continued Benefits	24,578	(3)	—		24,578	(3)
Outplacement Services	10,000	(4)	—		10,000	(4)
Accelerated Vesting of Equity Awards	—		7,680,186	(5)	11,400,770	(9)
Retirement Bonus	—		1,000,000	(6)	—
Total	4,865,578		8,680,186		21,139,996
C. David Cone
Base Severance	575,000	(1)	—		2,231,088	(7)
Prorated Bonus	985,102	(2)	—		862,500	(8)
Continued Benefits	28,455	(3)	—		28,455	(3)
Outplacement Services	10,000	(4)	—		10,000	(4)
Accelerated Vesting of Equity Awards	—		—	(5)	3,483,528	(9)
Total	1,598,557		—		6,615,571
Darrell C. Sherman
Base Severance	500,000	(1)	—		1,911,680	(7)
Prorated Bonus	853,983	(2)	—		750,000	(8)
Continued Benefits	30,749	(3)	—		30,749	(3)
Outplacement Services	10,000	(4)	—		10,000	(4)
Accelerated Vesting of Equity Awards	—		—	(5)	2,118,537	(9)
Total	1,394,732		—		4,820,966

(1)

Pursuant to their respective employment agreements, each of Messrs. Cone and Sherman is entitled to an amount equal to one times his respective base salary, and Ms. Palmer is entitled to an amount equal to two and a half times her base salary. Base severance is in the form of salary continuation over a period of twelve months for Messrs. Cone and Sherman and a period of thirty months for Ms. Palmer.

(2)

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a prorated annual bonus for the fiscal year in which employment terminates based on actual performance. For purposes of this table, we have calculated the bonuses assuming that each named executive officer would have received his or her annual bonus based on the actual performance results under our 2020 annual bonus program. We have assumed that the financial targets in the 2020 annual bonus program were able to be determined as of December 31, 2020.

(3)

These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then-existing group health plans for one year (or in the case of Ms. Palmer, 30 months) as required by their respective employment agreements and assumes that the executive does not become eligible for other health coverage.

(4)	This amount reflects the value of 12 months of outplacement services.

(5)

As of December 31, 2020, only Ms. Palmer would have satisfied the age and service requirements with respect to her 2018 and 2019 equity awards (the 2020 equity awards would not be eligible for retirement treatment) to be able to resign due to an Eligible Retirement and benefit from the additional equity vesting opportunities described above. Following an Eligible Retirement, Service RSUs and stock options will vest in full and Performance RSUs remain outstanding and eligible to be earned and vest as if the named executive officer had remained employed through the end of the performance period; however, for purposes this this table, we have included the value of the outstanding Performance RSUs as of year-end based on actual performance for the portion of the award that has been determined through such date (which includes the 2018 RONA-based Performance RSUs and the 2019 Tranche and 2020 Tranche of the 2019 RONA-based Performance RSUs) and assuming target-level of performance for the unearned portion of the outstanding Performance RSUs. Please see footnote 9 below for additional info.

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COMPENSATION DISCUSSION AND ANALYSIS

(6)

Pursuant to the terms of her employment agreement, in the event Ms. Palmer voluntarily terminates employment in connection with her retirement from the homebuilding industry, in lieu of the salary continuation, prorated bonus and continued benefits payments set forth above, we will pay her a special retirement bonus equal to $1,000,000, which is payable in equal installments as described above.

(7)

Pursuant to their respective employment agreements, each of our named executive officers will receive a lump sum payment equal to one and a half times (two and a half times for Ms. Palmer) the sum of such named executive officer’s base salary and the higher of his or her target bonus or average annual bonus paid in or payable in respect of (whichever results in a higher average) the three completed calendar years that preceded the date of termination.

(8)

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a prorated annual bonus for the fiscal year in which employment terminates based on target performance.

(9)

Represents the in-the-money value of unvested stock options, unvested Service RSUs, and unvested Performance RSUs (at target-level of performance) associated with the acceleration of the vesting of such equity awards under the terms of each named executive officer’s respective employment agreement. In the case of RSUs, the value was based on the NYSE closing price of $25.65 per share of our common stock on December 31, 2020, the last business day of 2020, and, in the case of options, was based on the difference between such closing price and the exercise price of the option. The unvested options in respect of 2020 were out-of-the-money as of December 31, 2020.

The severance benefits set forth in the preceding table exclude the amounts that would be payable to Ms. Palmer and Mr. Sherman pursuant to the Taylor Morrison Cash Balance Plan, which is described under the heading “Pension Benefits.”

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the “Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO, Sheryl D. Palmer.

For 2020, our last completed fiscal year:

•	The median Annual Total Compensation of all employees of our Company (other than our CEO), was $98,192.

•	The Annual Total Compensation of Ms. Palmer was $10,377,789.

Accordingly, the ratio of Ms. Palmer’s Annual Total Compensation to the median employee’s Annual Total Compensation was 105.7 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pursuant to SEC disclosure rules, the Special Equity Award that we granted to our CEO in February 2020, which was subsequently voluntarily forfeited by our CEO and cancelled, is included in the annual compensation of our CEO as reported in the Summary Compensation Table above. Accordingly, the reported 2020 Pay Ratio, which we based on the total compensation reported in our Summary Compensation Table, is higher than the compensation actually received by our CEO in 2020. Alternatively, if we were to exclude the forfeited Special Equity Award value, our CEO compensation would have been $7,377,789 and the resulting CEO pay ratio would have been 75.1 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the Annual Total Compensation of our median employee and CEO:

•	As of December 31, 2020, our employee population consisted of 2,719 employees, including any full-time, part-time, commissions-based, temporary, and seasonal employees employed on that date.

•

To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for calendar year 2020. In making this determination, we did not annualize compensation for full-time and part-time permanent employees who were employed on December 31, 2020, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

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COMPENSATION DISCUSSION AND ANALYSIS

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $98,192. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table appearing on page 40 of this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

52 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote. In accordance with the requirements of the SEC, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs. We are required to present a stockholder proposal on the frequency of the advisory say-on-pay vote every six years. In 2020, our board of directors recommended, and our stockholders approved, an annual advisory say-on-pay vote. Accordingly, we intend to conduct future advisory votes on the compensation of our named executive officers every year. The next advisory say-on-frequency vote is schedule for 2026.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to have the following attributes:

•	A balanced mix of short-term cash compensation and long-term equity-based compensation;

•	Use of multiple performance measures with no guaranteed incentive payouts;

•	Payouts in respect of performance awards under our executive compensation programs are capped;

•	Limitations on the amount of awards that can be made under our equity incentive plans;

•	All programs are designed and overseen by an independent compensation committee that retains their own independent advisor;

•

An anti-hedging policy applicable to all employees (including our executive officers and directors) that prohibits purchases of our stock on margin, calls or similar options on our stock, or selling our stock short;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control features in any of our programs;

•	No gross ups for any excise or other penalty taxes related to compensation paid;

•	Forfeiture of equity awards upon violation of certain post-employment restrictive covenants;

•	Clawback of certain cash and equity incentive compensation; and

•	A modest use of perquisites, which do not make up a material portion of the compensation and benefits provided to our named executive officers.

We encourage stockholders to read the Compensation Discussion and Analysis in this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in 2020 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The proposal will be approved by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of voting against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors Recommends a Vote “FOR” the Advisory Vote to Approve the Compensation of our Named Executive Officers.

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PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte & Touche LLP has served as our independent public accounting firm since 2011. We expect that representatives of Deloitte & Touche LLP will be present virtually at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2020 and 2019. All fees described below paid to Deloitte & Touche LLP were pre-approved by the audit committee.

	2020	2019
Audit Fees	$2,138,010	$1,969,569
Audit-Related Fees	336,500	469,350
Tax Fees	1,045,640	942,841
All Other Fees	1,895	1,895

Total	$3,522,045	$3,383,655

Audit Fees

This category includes the aggregate fees during 2020 and 2019 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q and certain subsidiary financial statement audits.

Audit-Related Fees

This category includes the aggregate fees during 2020 and 2019 for services related to the performance of the audits and reviews described in the preceding paragraph that are not included in the Audit Fees category, including fees associated with (i) assistance in undertaking and applying financial accounting and reporting standards, (ii) accounting assistance with regard to actual and proposed transactions, (iii) services rendered in connection with registration statements and similar securities offering materials and (iv) the preparation and review of documents related to our securities offerings.

Tax Fees

This category includes the aggregate fees during 2020 and 2019 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

All Other Fees

Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

54 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. The audit committee’s authority to pre-approve such services is set forth in the charter of the audit committee, which is available on the Investor Relations page of our corporate website, www.taylormorrison.com, under the category “Corporate Governance.” The audit committee considered whether the non-audit services rendered by and fees paid to Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

The proposal will be approved by the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of voting against the proposal. Brokers may vote shares with respect to this proposal in the absence of client instructions and, thus, there will be no broker non-votes with respect to this proposal.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021.

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AUDIT COMMITTEE REPORT

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States and for expressing opinions on our internal control over financial reporting.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable standards of the PCAOB and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

AUDIT COMMITTEE

David C. Merritt (Chairman) Anne L. Mariucci Denise F. Warren

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information known to us, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of our common stock as of April 9, 2021 by:

•	each person who is known by us to be the beneficial owner of more than 5% of any class or series of our capital stock;

•	each of our directors and each executive officer who has been deemed a “named executive officer” pursuant to SEC rules; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The percentages included in the following table are based on 128,880,054 shares of common stock outstanding as of April 9, 2021.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage
Beneficial Owners of More than 5%
BlackRock, Inc.(3)	18,112,280	14.1%
FMR LLC(4)	13,697,685	10.6%
The Vanguard Group(5)	11,189,177	8.7%
Dimensional Fund Advisors LP(6)	8,559,064	6.6%
Named Executive Officers and Directors
Sheryl D. Palmer	1,009,714	*
C. David Cone(7)	421,808	*
Darrell C. Sherman	159,433	*
Jeffry L. Flake	14,193	*
Gary H. Hunt	25,634	*
Peter Lane	53,171	*
William H. Lyon(8)	5,857,468	4.5%
Anne L. Mariucci(9)	69,424	*
David C. Merritt	58,967	*
Andrea Owen	17,864	*
Denise F. Warren	17,864	*
All Directors and Executive Officers as a group (11 persons)	7,705,540	5.8%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is: 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251.

(2)

The number of shares reported under “Common Stock Beneficially Owned” represents as of April 9, 2021: (a) shares of common stock; (b) vested stock options; (c) vested DSUs; and (d) unvested stock options, unvested RSUs and unvested DSUs that, in each case, will

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

vest within 60 days of April 9, 2021 (such collective amount in (a)-(d), the “Holder’s Beneficial Ownership,” and such collective amount in (b)-(d), the “Holder’s Vested and Vesting Equity”). The percentage reported under “Common Stock Beneficially Owned” reflects the Holder’s Beneficial Ownership divided by the sum of (x) the shares of common stock outstanding as of April 9, 2021 and (y) the Holder’s Vested and Vesting Equity.

The Holders’ Vested and Vesting Equity as of April 9, 2021 for each of our directors, named executive officers and directors and executive officers as a group is as follows:

Name	Options		RSUs	DSUs
Sheryl D. Palmer	797,892		—	—
C. David Cone	320,472		—	—
Darrell C. Sherman	62,049		—	—
Jeffry L. Flake	—		7,224	—
Gary H. Hunt	—		—	7,224
Peter Lane	—		—	53,171
William H. Lyon	1,811,413	*	7,224	—
Anne L. Mariucci	9,960		7,224	13,951
David C. Merritt	12,525		—	41,565
Andrea Owen	—		—	17,864
Denise F. Warren	—		—	17,864
All Directors and Executive Officers as a group (11 persons)	3,014,311		21,672	151,639

*

Includes: (i) 107,208 shares subject to vested stock options; and (ii) 1,704,205 shares subject to a common stock warrant held by Lyon Shareholder 2012, LLC (“Lyon LLC”), in each case, received in connection with the Company’s acquisition of William Lyon Homes. See Footnote 8 below for additional information.

(3)

As reported in a Schedule 13G/A filed with the SEC on January 26, 2021, Blackrock, Inc. has sole voting power over 17,866,010 shares of our common stock and sole dispositive power over 18,112,280 shares of our common stock. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(4)

As reported in a Schedule 13G filed with the SEC on January 11, 2021, FMR LLC has sole voting power over 727,121 shares of our common stock, shared voting power over 0 shares of our common stock, sole dispositive power over 13,697,685 shares of our common stock and shared dispositive power over 0 shares of our common stock. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

As reported in a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group has sole voting power over 0 shares of our common stock, shared voting power over 146,384 shares of our common stock, sole dispositive power over 10,932,293 shares of our common stock and shared dispositive power over 256,884 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

As reported in a Schedule 13G/A filed with the SEC on February 12, 2021, Dimensional Fund Advisors LP has sole voting power over 8,405,480 shares of our common stock and sole dispositive power over 8,559,064 shares of our common stock. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	Includes 2,200 shares of our common stock held in a family trust, of which Mr. Cone serves as trustee.

(8)

Includes (i) 182,570 shares held by William H. Lyon; (ii) 3,853,915 shares held by Lyon LLC; (iii) 2,346 shares held by The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Lyon Trust”); (iv) 107,208 shares subject to vested stock options, with an exercise price of $19.12 per share and an expiration date of February 24, 2022; and (v) 1,704,205 shares subject to a common stock warrant, with an exercise price of $28.91 per share and an expiration date of April 1, 2025, held by Lyon LLC. Mr. Lyon is trustee of the Lyon Trust and holds voting and dispositive power over these shares. The address of The William Harwell Lyon Separate Property Trust is c/o William H. Lyon, PO Box 8858, Newport Beach, CA 92658-8858. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust (collectively, the “Trusts”). Mr. Lyon is the beneficiary of each of the Trusts, and is the manager of Lyon LLC. In such capacity, William H. Lyon has voting and investment power of the securities held by Lyon LLC. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

(9)	Includes 8,925 shares of our common stock held in a family trust, of which Ms. Mariucci serves as trustee.

58 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions

Indemnification of Directors and Officers

We enter into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.

Related Person Transaction Policy

We have adopted a written Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our audit committee. In accordance with our Related Person Transaction Policy, our audit committee has overall responsibility for the implementation and compliance with this policy.

For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest, in excess of $120,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved, or recommended to the board of directors for approval, by our board of directors or compensation committee (or group of independent directors performing a similar function).

Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration. Under our Related Person Transaction Policy, only our audit committee or audit committee chair will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to our audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction. Our Related Person Transaction Policy also provides that our audit committee or audit committee chair will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.

In reviewing a related person transaction for ratification, or a previously approved or ratified related person transaction for rescission or termination, the audit committee will consider the relevant facts and circumstances, including (i) the importance and fairness of the transaction both to the Company and to the related person; (ii) the business rationale for engaging in the transaction and the benefits to the Company of the proposed related person transaction; (iii) whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company; (iv) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (v) whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons or are on terms no less favorable than would have been obtained in an arm’s length transaction with an unaffiliated third party; (vi) if applicable, the availability of other sources of comparable products or services; and (vii) any other matters that the audit committee (or audit committee chair) deems appropriate.

Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement  | 59

ADDITIONAL INFORMATION

Additional Information

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251. This list will also be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/TMHC2021 when you enter your 16-digit control number.

Submission of Stockholder Proposals at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2022 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 17, 2021, unless the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or after May 26, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2022 Annual Meeting of Stockholders, stockholders are advised to review our By-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between January 26, 2022 and February 25, 2022 for the 2022 Annual Meeting of Stockholders. In the event that the 2022 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after May 26, 2022, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2022 Annual Meeting of Stockholders and no later than the later of (1) the 90th day prior to the 2022 Annual Meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the 2022 Annual Meeting of Stockholders, either by mail or other public disclosure.

All proposals should be sent to our principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attention: Office of the Secretary.

We advise you to review our By-laws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent by-law provisions are available on request to the Office of the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our By-laws as described above to our principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attention: Office of the Secretary.

As required by our By-laws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our By-laws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party may contact our board of directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Board of Directors,

60 | Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

ADDITIONAL INFORMATION

Taylor Morrison Home Corporation, Attn: Office of the Secretary, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251. Stockholders or other interested parties should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The Chief Legal Officer and Secretary will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the Chief Legal Officer and Secretary determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the Chief Legal Officer and Secretary that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who shares an address with another such holder of our common stock is only being sent one Notice or set of proxy materials, unless such holder has provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by telephone at (480) 734-2060, by email at investor@taylormorrison.com or by writing to Investor Relations, Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251.

Taylor Morrison Home Corporation

Darrell C. Sherman

Executive Vice President, Chief Legal Officer and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These filings are available on the Investor Relations page of our corporate website at www.taylormorrison.com under the category “Financial Reports.” Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements and schedules thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Secretary

Taylor Morrison Home Corporation

4900 N. Scottsdale Road

Suite 2000

Scottsdale, Arizona 85251

Taylor Morrison Home Corporation Notice of 2021 Annual Meeting of Stockholders and Proxy Statement  | 61

taylor morrison
Darling HOMES
WILLIAM LYON SIGNATURE HOME
taylor morrison HOME FUNDING
INSPIRED
Christopher Todd
MIX
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4900 N Scottsdale Rd #2000 | Scottsdale, AZ 85251

TAYLOR MORRISON HOME CORPORATION (TMHC) 4900 N. SCOTTSDALE ROAD, SUITE 2000 SCOTTSDALE, AZ 85251
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/TMHC2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D40154-P51420 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TAYLOR MORRISON HOME CORPORATION (TMHC) For All Withhold All Except For All
The Board of Directors recommends you vote FOR the following director nominees:
1. Election of Directors
Nominees:
01) Jeffry L. Flake 06) David C. Merritt 02) Gary H. Hunt 07) Andrea Owen 03) Peter Lane 08) Sheryl D. Palmer 04) William H. Lyon 09) Denise F. Warren 05) Anne L. Mariucci
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Advisory vote to approve the compensation of the Company’s named executive officers.
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.
D40155-P51420
TAYLOR MORRISON HOME CORPORATION (TMHC) Annual Meeting of Stockholders May 26, 2021, 8:00 AM Pacific Time This proxy is solicited by the Board of Directors
The stockholder hereby appoints C. David Cone and Darrell C. Sherman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TAYLOR MORRISON HOME CORPORATION (TMHC) that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Pacific Time on May 26, 2021, virtually at www.virtualshareholdermeeting.com/TMHC2021, and at any adjournments or postponements thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed, but no such direction is made, this proxy will be voted “FOR” the director nominees listed on the reverse side and “FOR” proposals 2 and 3, and at the discretion of the proxy holders on any other matter(s) that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Continued and to be signed on reverse side